Exhibit 2.1

SHARE PURCHASE AGREEMENT

By and Among

THE PROVIDENCE SERVICE CORPORATION

0798576 B.C. LTD.

PSC OF CANADA EXCHANGE CORP.

WCG INTERNATIONAL CONSULTANTS, LTD.

IAN FERGUSON

ELIZABETH FERGUSON

JAMES RAE

ROBERT SKENE

WALRUS HOLDINGS LTD.

DARLENE BAILEY

JOHN PARKER

JENCO ENTERPRISES LTD.

and

IAN FERGUSON, as the Sellers Representative

DATED AS OF AUGUST 1, 2007

i

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PROVIDENCE, HOLDCO AND EXCHANGECO	56
4.1 Organization.		56
4.2 SEC Filings.		57
4.3 Authority, Authorization and Enforceability.		57
4.4 Non-Contravention.		57
4.5 Consents and Approvals		57
4.6 Status of Shares.		58
4.7 Stock Exchange Listing.		58
4.8 Litigation.		58
4.9 Brokers’ Fees.		58
4.10 No Further Representations and Warranties.		58

SECTION 5.	CLOSING	59
5.1 Closing.		59

SECTION 6.	INTENTIONALLY OMITTED	59

SECTION 7.	CONDITIONS PRECEDENT TO CLOSING	59
7.1 Conditions Precedent to Closing of Providence.		59
7.2 Conditions Precedent to Closing of the Sellers.		60

SECTION 8.	DELIVERIES AT CLOSING	61
8.1 The WCG Companies’ and the Sellers’s Deliveries at Closing.		61
8.2 Providence’s Deliveries at Closing.		62

SECTION 9.	CERTAIN OBLIGATIONS AFTER CLOSING	63
9.1 Post-Closing Cooperation of the Parties.		63
9.2 Preparation of Tax Returns.		64
9.3 Cooperation on Tax Matters.		64
9.4 Amended Returns.		65
9.5 Restrictive Covenants.		65
9.6 Closing Financial Statements.		66
9.7 SEC Compliance.		67

SECTION 10.	INDEMNIFICATION	67
10.1 Indemnification by the Sellers.		67
10.2 Indemnification by Providence.		69
10.3 Indemnification Procedures.		69
10.4 Limits on Indemnification.		70
10.5 Reduction for Insurance or Other Recoveries.		71
10.6 Claims for Losses Against Exchangeco Stock.		71
10.7 Earn Out Payment To Escrow for Pending Indemnification Matters.		71
10.8 Purchase Price Adjustment.		72
10.9 Exclusive Remedy		72

SECTION 11.	INTENTIONALLY OMITTED	72

ii

SECTION 12.	OTHER PROVISIONS	72
12.1 Publicity.		72
12.2 Fees and Expenses.		72
12.3 Notices.		73
12.4 Survival.		73
12.5 Interpretation of Representations.		73
12.6 Reliance by Providence.		73
12.7 Entire Understanding.		74
12.8 Assignment.		74
12.9 Waivers.		74
12.10 Severability.		75
12.11 Counterparts.		75
12.12 Section Headings.		75
12.13 References.		75
12.14 Controlling Law.		75
12.15 Dispute Resolutions		75
12.16 Jurisdiction and Process.		76
12.17 No Third-Party Beneficiaries.		77
12.18 Sellers Representative.		77
12.19 Applicable Privacy Laws.		77
1.1 Termination of Guidelines
1.2 Operations and Management of the WCG Companies.
1.3 Officers
1.4 Matters Requiring Board Approval

Schedules

Schedule 1.11	Budget
Schedule 2.2.2	Purchase Price
Schedule 2.2.2.3	Provisions Relating to Conduct of the Business of the WCG Companies during the Earn Out Period.
Schedule 2.2.3	Estimated Working Capital

Exhibits

Exhibit 2.2.2.5(a)	Form of Support Agreement
Exhibit 2.2.2.5(b)	Form of Exchange Trust Agreement
Exhibit 2.2.2.6	Form of Escrow Agreement
Exhibit 8.1.14	Form of Release

iii

SHARE PURCHASE AGREEMENT

Parties:	The Providence Service Corporation,
a Delaware corporation (“Providence”)
5524 East Fourth Street
Tucson, Arizona 85711

0798576 B.C. Ltd.
a British Columbia company (“Holdco”)
15th Floor
1040 West Georgia Street
Vancouver, BC U6E 4H8

PSC of Canada Exchange Corp.,
a British Columbia company (“Exchangeco”)
15th Floor
1040 West Georgia Street
Vancouver, BC U6E 4H8

WCG International Consultants Ltd.,
a British Columbia company (“WCG”)
915 Fort Street
3rd Floor
Victoria, British Columbia V8V 3K3
Canada

Ian Ferguson (“I. Ferguson”)
4461 Shore Way
Victoria, BC V8N 3V1

Elizabeth Ferguson (“E. Ferguson”)
4461 Shore Way
Victoria, BC V8N 3V1

James Rae (“Rae”)
9515 Glenelg
Victoria, BC V8L 5H8

Robert Skene (“Skene”)
2269 Sage Lane
Saanich, BC V8N 6L6

Walrus Holdings Ltd.
a British Columbia company (“Walrus”)
2820 Beach Drive
Victoria, BC V8R 6K7

Darlene Bailey (“Bailey”)
2820 Beach Drive
Victoria, BC V8R 6K7

John Parker (“Parker”)
2908 Uplands Place
Shawnigan Lake, BC V0R 2W1

Jenco Enterprises Ltd.
a British Columbia company (“Jenco”)
4461 Shore Way
Victoria, BC V8N 3V1

Ian Ferguson (as “Sellers Representative”)
4461 Shore Way
Victoria, BC V8N 3V1

Dated as of:	August 1, 2007

Background: I. Ferguson, E. Ferguson, Rae, Skene, Walrus, Bailey, Parker and Jenco are each referred to herein as a “Seller” and collectively as the “Sellers.” I. Ferguson, E. Ferguson, Rae, Skene, Walrus, Parker and Jenco own all of the issued and outstanding shares in the capital stock in WCG and I. Ferguson and E. Ferguson own or control 100% of the voting rights of Jenco and Bailey owns 100% of the voting interest in Walrus. Exchangeco is a wholly-owned subsidiary of Holdco. Holdco is a wholly-owned subsidiary of Providence. Exchangeco desires to purchase, and the Sellers desires to sell, good and marketable title in and to all of each Sellers’ shares in the capital stock in WCG (“Equity Interests”) free and clear of any Encumbrances, other than those contained in the constating or governing documents of WCG (which such Encumbrances shall be waived by Sellers in connection with the Transaction to transfer good and marketable right, title and interest in and to all Equity Interests to Exchangeco), upon the terms and conditions set forth in this Agreement (the “Transaction”). WCG and it Subsidiaries are engaged in the Business. WCG and its Subsidiaries are each referred to herein as a “WCG Company” and collectively, as a whole, as the “WCG Companies.”

Intending to be legally bound, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1 “Accounts Receivable” means any right to payment for goods sold, leased or licensed or for services rendered to any customer, client or payer of the WCG Companies which has been earned by performance under a contractual arrangement and is generally classified as an account receivable under GAAP.

1.2 “Actual Working Capital” shall have the meaning given to such term in Section 2.2.3.3.

1.3 “Actual Working Capital Dispute Notice” shall have the meaning given to such term in Section 2.2.3.3.

1.4 “Actual Working Capital Statement” shall have the meaning given to such term in Section 2.2.3.2.

1.5 “Additional Payment” shall have the meaning given to such term in Section 2.2.2.4.

1.6 “Ancillary Documents” shall have the meaning given to such term in Section 12.4.

1.7 “Applicable Privacy Laws” shall have the meaning given to such term in Section 12.19.1.1.

1.8 “Applicable Restricted Period” shall have the meaning given to such term in Section 2.3.5.

1.9 “Asset” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

1.10 “Bailey” shall have the meaning given to such term in the Preamble.

1.11 “Budget” means the corporate financial model and budget of the WCG Companies set forth on Schedule 1.11.

1.12 “Business” means the business of the provision of any of the following services or combination thereof: workforce, human resources and technology solutions, including, without limitation, assisting people on income assistance and/or who are mentally or physically disabled to find suitable employment, human resources consulting to Entities and Government Bodies, and providing technology solutions such as client and case management, and providing information-based employment solutions and e-learning solutions.

1.13 “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in the State of Delaware or British Columbia are permitted or required to be closed.

1.14 “Canadian Securities Law” means the securities laws of any province or territory of Canada in which recipients of any shares issued or transferred under this Agreement may reside, and the regulations, rules and policies promulgated thereunder, in each case as amended from time to time.

1.15 “Canadian Securities Regulators” means the securities commissions or other Governmental Bodies authorized to administer and enforce securities laws in any province or territory of Canada.

1.16 “Carve-outs” shall have the meaning given to such term in Section 10.4.1.

1.17 “Cash Assets” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any WCG Company.

1.18 “Closing” shall have the meaning given to such term in Section 5.1.

1.19 “Closing Balance Sheet” shall have the meaning given to such term in Section 9.6.

1.20 “Closing Financial Statements” shall have the meaning given to such term in Section 9.6.

1.21 “Closing Income Statement” shall have the meaning given to such term in Section 9.6.

1.22 “Closing Date” shall have the meaning given to such term in Section 5.1.

1.23 “Closing Date Payment” shall have the meaning given to such term in Section 2.2.2.1.

1.24 “Closing Date Receivables” shall have the meaning given to such term in Section 2.2.3.7.

1.25 “Closing Shares” shall have the meaning given to such term in Section 2.2.2.2.

1.26 “Closing Shares Registration Statement” shall have the meaning given to such term in Section 2.3.3.1.

1.27 “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

1.28 “Competitive Business” shall have the meaning given to such term in Section 9.5.2.

1.29 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.30 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding if any nature, including without limitation sales orders, purchase orders, leases, subleases, data processing agreements, service agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.31 “Contract Right” means any right, power or remedy of any nature under any Contract.

1.32 “Current Assets” means, at any date, the current assets of the WCG Companies as determined at such date in accordance with GAAP.

1.33 “Current Liabilities” means, at any date, the current liabilities of the WCG Companies as determined at such date in accordance with GAAP as adjusted as of the close of business on the Business Day immediately preceding the Closing Date, by the exclusion of any such current liability that is deducted from the Closing Date Payment under Section 2.2.2.1.

1.34 “Defense” shall have the meaning given to such term in Section 10.3.2.

1.35 “Discharge” means any release or discharge of any Hazardous Substance, including any burial, incineration, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

1.36 “Dispute” shall have the meaning given to such term in Section 12.15.1.

1.37 “Domain Names” shall have the meaning given to such term in Section 3.14.6.

1.38 “Earn Out” shall have the meaning set forth in Section 2.2.2.3.

1.39 “Earn Out Period” shall have the meaning set forth in Section 2.2.2.3.

1.40 “Earn Out Calculation” shall have the meaning set forth in Section 2.2.2.3.

1.41 “Earn Out Cash” shall have the meaning set forth in Section 2.2.2.3.

1.42 “Earn Out Shares Registration Statement” shall have the meaning set forth in Section 2.3.3.1.

1.43 “Earn Out Shares” shall have the meaning set forth in Section 2.2.2.3.

1.44 “EBITDA” means, for any period, the consolidated net income (or loss) of the WCG Companies that would be shown on a consolidated statement of income of the WCG Companies for such period prepared in accordance with GAAP, plus the total amounts in respect of the following that would be reflected in such consolidated net income (loss) and calculated in accordance with GAAP: (i) interest expense, minus interest income, (ii) income taxes, (iii)

depreciation expense and amortization expense; provided, however that such EBITDA calculation shall be adjusted as follows: (i) any expense allocations or charges of any kind directly or indirectly from Providence (including administrative, management, overhead and systems integration expenses) that are not direct expenses incurred by Providence for the benefit of the WCG Companies shall be excluded and no expense allocation or charge of any kind incurred by Providence for the benefit of the WCG Companies shall be included to the extent such expense allocation or charge exceeds the amount that would be charged by an arm’s length third party for a similar expense; (ii) costs of implementing internal controls for the Business of the WCG Companies for purposes of complying with the requirements of the United States Sarbanes-Oxley Act of 2002 or other reporting requirements of Providence, shall be excluded; (iii) incremental, direct start up costs (for the avoidance of doubt, no allocations or indirect expenses) for proposed Contracts that are not included in the Budget as determined by the parties in accordance with Section 2.2.2.3 shall be excluded and revenue from such Contracts that are not included in the Budget are only included in revenue to the extent that the amount of such revenue exceeds the amount of such start up costs excluded from the determination of EBITDA; and (iv) fees and expenses of accountants and lawyers and other costs incurred solely for the benefit of Providence after the Closing Date associated solely with the Transaction shall be excluded.

1.45 “E. Ferguson” shall have the meaning given to such term in the Preamble.

1.46 “Employee Benefit Plan” means all plans in respect of compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counseling, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including any defined benefit or defined contribution pension plan and any group registered retirement savings plan, and any other similar employee benefit plan, arrangement or agreement, whether oral or written, formal or informal, funded or unfunded, including policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored, established, administered or maintained or contributed to or required to be contributed to, by any of the WCG Companies for the benefit of any of the employees, former employees or beneficiaries of any of them, whether or not insured and whether or not subject to any applicable Law, except that the term Employee Benefit Plan shall not include any statutory plans with which any of the WCG Companies are required to comply, including Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation.

1.47 “Encumbrance” means any liens, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, charge, option, condition, right of first option or refusal or similar restriction, adverse claim, burden or charge of any nature.

1.48 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.49 “Environment” means the environment, including the natural environment.

1.50 “Environmental Law” means any applicable Law, whether statute or common law, relating to the Environment or occupational health and safety including those pertaining to (i) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Discharge, or the threat of the same, of Hazardous Substances, and (ii) the generation, manufacture, processing, distribution, use, re-use, treatment, storage, disposal, transport, labeling, handling and the like of Hazardous Substances.

1.51 “Environmental Permit” means all Permits required under Environmental Laws.

1.52 “Equity Interests” shall have the meaning set forth in the Preamble.

1.53 “Escrow Agreement” shall have the meaning set forth in Section 2.2.2.6.

1.54 “Estimated Working Capital” shall have the meaning set forth in Section 2.2.3.

1.55 “Exchange Trust Agreement” shall have the meaning given to such term in Section 2.2.2.5.

1.56 “Exchangeco” shall have the meaning given to such term in the Preamble.

1.57 “Exchangeco Shares” means Class A Special Shares of Exchangeco bearing the rights, privileges and restrictions set forth on Schedule A to the Support Agreement.

1.58 “Expiration Date” shall have the meaning given to such term in Section 12.4.

1.59 “Extra Earn Out” shall have the meaning set forth in Section 2.2.2.3.

1.60 “Final Working Capital” shall have the meaning given to such term in Section 2.2.3.6.

1.61 “Financial Statements” shall have the meaning given to such term in Section 3.7.2.

1.62 “Formation Date” means the earliest date upon WCG was formed as a corporation and in accordance with applicable law.

1.63 “GAAP” means generally accepted accounting principles under current Canadian accounting rules and regulations, as applied on a basis consistent with the WCG Companies’ consolidated audited financial statements for the fiscal year ended September 30, 2006 which has been consistently applied in all periods subsequently thereto.

1.64 “Government Body” means any federal, state, provincial, county, local, municipal governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board (including any federal, state or local board(s) of medicine), instrumentality, organization, unit, body or Entity or any court or other tribunal), entitled to exercise any administrative, executive, judicial, legislative, policy regulatory or taxing authority or power, including any accreditation body exercising accrediting authority or power over any WCG Company or the Business.

1.65 “Governmental Program” means (i) any plan or program which, whether directly, through insurance, or otherwise is funded, in whole or in part, by any Government Body or (ii) any other applicable third party payer which is a Government Body and which provide payment or reimbursement for any services provided as part of the Business.

1.66 “Hazardous Substances” means any solid, liquid, gas, odor, heat, sound, vibration radiation or combination of them that may impair the Environment, injure or damage property or plant or animal life or harm or impair the health of any individual, including any substance, waste, contaminant, pollutant or material that has been determined by any Government Body to be capable of posing a risk of injury or damage to health, safety, property or the Environment, including (i) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous toxic pursuant to any Law, and (ii) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.

1.67 “Holdco” shall have the meaning given to such term in the Preamble.

1.68 “I. Ferguson” shall have the meaning given to such term in the Preamble.

1.69 “including” means including but not limited to.

1.70 “Income Tax Act” means, collectively, the Income Tax Act, R.S.C. 1985, (5th Supplement), the Income Tax Application Rules, R.S.C. 1985, (5th Supplement), and the Income Tax Regulations, as such statutes are amended to the date hereof and, where a reference is made to a provision under the Income Tax Act, it shall be deemed to include the Income Tax Application Rules and the Income Tax Regulations.

1.71 “Indemnification Cap” shall have the meaning given to such term in Section 10.4.1.

1.72 “Indemnification Matter” shall have the meaning given to such term in Section 10.3.

1.73 “Indemnification Notice” shall have the meaning given to such term in Section 10.3.1.

1.74 “Indemnitee” and “Indemnitor” shall have the meanings given to such terms in Section 10.3.

1.75 “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.76 “Intangible” means any name, corporate name, Domain Name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, symbol, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, Web site, design, logo, formula, invention, product right, technology, Software, or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

1.77 “Intellectual Property Right” means any and all intellectual property rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including all (i) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (ii) rights associated with works of authorship including, but not limited to, copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (iii) rights relating to the protection of trade secrets and confidential information; (iv) rights in Intangibles; (v) rights analogous to those set forth in this definition and any and all other proprietary rights relating to Intangibles; and (vi) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired.

1.78 “Interests” shall have the meaning given to such term in Section 3.4.1.

1.79 “Jenco” shall have the meaning given to such term in the Preamble.

1.80 “Judgment” means any order, writ, injunction, citation, award, decree, administrative order or agreement or other judgment of any nature of any Government Body.

1.81 “Law” means any provision of any foreign, federal, provincial, territorial, state or local law, common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.

1.82 “Leased Real Property” shall have the meaning given to such term in Section 3.13.2.

1.83 “Loss” or “Losses” shall have the meanings given to such terms in Section 10.1.

1.84 “Material Adverse Effect” means, with respect to any Person, a development, change, effect, event or occurrence (any such item in this definition an “effect”) that is, or is reasonably likely to be, materially adverse to the business, operations, results of operations, assets or financial condition of that Person and its Subsidiaries, taken as a whole, provided that a Material Adverse Effect will not include or be deemed to result from any effect (whether alone or in combination with any other effect), directly or indirectly, arising out of, relating to, resulting from or attributable to (and none of the following will be taken into account in determining whether there has been or will be a Material Adverse Effect), (i) the Canadian,

United States or international, economic or financial conditions in general and financial markets, (ii) any natural disasters or act of sabotage or terrorism or any outbreak of hostilities or war, or any escalation of such acts of sabotage or terrorism or hostilities or war; or any action taken by any Person or any of its Subsidiaries to which the other party hereto has consented in writing, except to the extent such effect has a materially disproportionate effect on such Person as compared to other Persons carrying on the business being carried on by such Person or any of its Subsidiaries in the industry or industries in which such Person or any of its Subsidiaries operates.

1.85 “NI 45-106” means National Instrument 45-106—Prospectus and Registration Exemptions of the Canadian Securities Regulators adopted under the securities legislation of the Canadian jurisdictions.

1.86 “Negative Working Capital Balance” shall have the meaning given to such term in Section 2.2.3.6.

1.87 “Notice of Arbitration” shall have the meaning given to such term in Section 12.15.2.

1.88 “Non-Registered Pension Plan” shall mean the WestCoast Group International Executive Non-Registered Pension Plan (RCA) effective September 30, 2002.

1.89 “Obligation” means any indebtedness or liability of any nature (including, with respect to any WCG Company, any indebtedness or liability owed to any Related Party), whether secured, unsecured, recourse, non-recourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.90 “Off-the-Shelf Software” means widely distributed off-the-shelf or downloaded Software subject to “shrink-wrap” and similar non-negotiated end-user license agreements.

1.91 “Order” means any order, directive, judgment, decree, award or writ of any tribunal.

1.92 “Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent in all material respects with past practices of such Person and is taken in the ordinary course of the operations and business of such Person.

1.93 “Owned Real Property” shall have the meaning given to such term in Section 3.13.1.

1.94 “Parker” shall have the meaning given to such term in the Preamble.

1.95 “Permit” means any license, certification, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved, required or allowed by any Government Body.

1.96 “Permitted Encumbrances” means, in respect of the Encumbrances of any Person (i) servitudes, easements, restrictions, rights-of-way and other similar rights in Real Property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto by the such Person; (ii) Encumbrances for Taxes either not due and payable or due but for which notice of assessment has not been given and for which adequate provision has been made in the books and records of such Person; (iii) undetermined or inchoate Encumbrances, charges and privileges incidental to current construction or current operations and statutory Encumbrances, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Government Body that have not at the time been filed or registered against the title to the asset or served upon such Person pursuant to law or that relate to obligations not due or delinquent; (iv) security given in the Ordinary Course of such Person to any public utility, municipality or government or to any statutory or public authority in connection with the operations of such Business, other than security for borrowed money, (vi) minor imperfections to title that do not materially detract from the value of that property concerned or materially impair its use in the operation of the business of such Person; and (vii) in respect of the WCG Companies, the Encumbrances set forth on Schedule 3.12.

1.97 “Permitted Transferee” shall have the meaning given to such term in Section 12.8.2.

1.98 “Person” means any individual, Entity or Government Body.

1.99 “Personal Information” shall have the meaning given to such term in Section 12.19.1.2.

1.100 “Plan Assignment” shall have the meaning given to such term in Section 8.1.18.

1.101 “Preamble” shall mean the Parties and Background sections.

1.102 “Pre-Closing Tax Periods” shall have the meaning given to such term in Section 9.2.1.

1.103 “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, reconciliation, arbitration, administrative hearing or other proceeding of any nature.

1.104 “Providence” shall have the meaning given to such term in the Preamble.

1.105 “Providence Indemnified Party” or “Providence Indemnified Parties” shall have the meanings given to such terms in Section 10.1.

1.106 “Providence SEC Documents” shall have the meaning given to such term in Section 4.2.

1.107 “Providence Shares” means the shares of common stock of Providence with a par value of $0.001 USD each, having voting rights of one vote per share, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not Providence shall be the issuer of such securities) or any other consideration which may be received by the holders of such shares pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction affecting such shares.

1.108 “Purchase Price” shall have the meaning given to such term in Section 2.2.1.

1.109 “Rae” shall have the meaning given to such term in the Preamble.

1.110 “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

1.111 “Realized Working Capital” shall have the meaning given to such term in Section 10.1.10.

1.112 “Registered Pension Plan” shall mean the WCG International Consultants Ltd. Executive Pension Plan (Canada Revenue Agency #1093301) effective January 1, 2003.

1.113 “Registrable Securities” shall have the meaning given to such term in Section 2.3.3.1.

1.114 “Related Party” means, with respect to any Person, any current or former partner, owner, equity owner, member, director, officer, manager or controlling Person of such Person (or any of their respective predecessors), any other Person affiliated with such Person (or any of their respective predecessors) or any lobbyist, agent (including any government relations agent), representative or consultant acting on behalf of such Person.

1.115 “Releases” shall have the meaning given to such term in Section 8.1.14.

1.116 “Remedies Exception” means, in respect of the enforceability of this Agreement and of the other agreements contemplated hereby or any Contract, limitations on enforceability under bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforceability of creditors’ rights generally and general principles of equity and rules of law governing specific performance, estoppel, waiver, injunctive relief and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

1.117 “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011 4(b).

1.118 “Required Amount” shall have the meaning given to such term in Section 2.2.3.1.

1.119 “Restricted Period” shall have the meaning given to such term in Section 9.5.2.

1.120 “Restrictive Covenants” shall have the meaning given to such term in Section 9.5.4.

1.121 “Scotia Capital” shall have the meaning given to such term in Section 2.2.2.4.

1.122 “SEC” shall mean the United States Securities and Exchange Commission.

1.123 “Securities Act” shall mean the United States Securities Act of 1933, as amended.

1.124 “Seller” or “Sellers” shall have the meanings given to such terms in the Preamble.

1.125 “Sellers Obligations” shall have the meaning given to such term in Section 7.1.7.1.

1.126 “Sellers Representative” shall have the meaning given to such term in Section 12.18.

1.127 “Skene” shall have the meaning given to such term in the Preamble.

1.128 “Sellers Indemnified Party” or “Sellers Indemnified Parties” shall have the meanings given to such terms in Section 10.2.

1.129 “Software” means any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational, or inactive (including, without limitation, all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, and visual expressions), technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate or in the use of any such computer program, operating or other system, application, firmware or software.

1.130 “Specified Contract” shall have the meaning ascribed to such term in Section 3.15.1.

1.131 “Subsidiary” means, with respect to a specified Entity, any:

(a) corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified entity or indirectly by or for the benefit of such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation; and

(b) partnership, limited liability company, joint venture or other similar entity in which such specified entity, directly or indirectly, has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof.

1.132 “Straddle Tax Period” shall have the meaning given to such term in Section 9.2.2.

1.133 “Support Agreement” shall have the meaning given to such term in Section 2.2.2.5.

1.134 “Tag-along Registration Statement” shall have the meaning given to such term in Section 2.3.3.1.

1.135 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.136 “Tax” means: (i) any foreign, federal, provincial, territorial, state or local income, earnings, profits, capital taxes, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, Canada Pension Plan contributions, employment insurance premium, or workers’ compensation payments, withholding, unemployment compensation, social security, retirement or other tax of any nature; (ii) any foreign, federal, provincial, territorial, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; and (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.137 “Tax Legislation” means, collectively, the Income Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a Tax, including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction.

1.138 “Tax Return” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed under the provisions of any Tax Legislation or submitted to any Government Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

1.139 “Taxing Authority” means any Government Body exercising Tax regulatory authority, including the Canada Revenue Agency.

1.140 “Threshold Amount” shall have the meaning given to such term in Section 10.4.2.

1.141 “Third Party Claim” shall have the meaning given to such term in Section 10.3.2.

1.142 “To the knowledge of the Sellers” or “Sellers knowledge” and similar phrases mean (i) the actual knowledge of a particular fact or matter of any Seller or Bailey, and (ii) the knowledge which any Seller or Bailey could reasonably be expected to know, if a due and diligent inquiry to determine the existence of any fact or matter were conducted by Sellers and Bailey. The Sellers shall be conclusively presumed to have actual knowledge of all information contained in the books, records and files of any of the Sellers and the WCG Companies.

1.143 “Transaction” shall have the meaning given to such term in the Preamble.

1.144 “Unaudited Balance Sheet” shall have the meaning given to such term in Section 3.7.2.

1.145 “Unaudited Balance Sheet Date” shall have the meaning given to such term in Section 3.7.2.

1.146 “Unaudited Financial Statements” shall have the meaning given to such term in Section 3.7.2.

1.147 “U.S. Person” shall have the meaning given to such term in Section 2.3.4.1.

1.148 “U.S. Securities Law” means the Securities Act and the United States Securities Exchange Act of 1934, the securities laws of any State of the United States of America, and the regulations, rules and policies promulgated thereunder, all as amended from time to time.

1.149 “Victoria Lease” means the lease dated December 1, 2006 by and between 754042 B.C. Ltd. and WCG International Consultants Ltd. for the premises located at 915 Fort Street, Victoria, British Columbia.

1.150 “Walrus” shall have such meaning given to the term in the Preamble.

1.151 “WCG” shall have the meaning given to such term in the Preamble.

1.152 “WCG Companies Auditor” shall mean [KPMG LLP].

1.153 “WCG Company” or “WCG Companies” shall have the meanings given to such terms in the Preamble.

1.154 “WCG Company Intangibles” means any Intangible that is used, held for use, marketed, maintained, supported, operated, under development or design, licensed, or with respect to which rights are granted in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or any Intangible that is owned, in whole or in part, solely or jointly with one or more other Persons, by any WCG Company.

1.155 “WCG Company Web Sites” shall have meaning given to such term in Section 3.14.8.

1.156 “Web” shall have the meaning given to such term in Section 3.14.8.

1.157 “Working Capital” means at any date, the total, without duplication, of (i) the sum of the Current Assets, minus (ii) the sum of the Current Liabilities at such date as would be shown on a consolidated balance sheet of the WCG Companies prepared in accordance with GAAP as of such date.

1.2 Interpretation.

1.2.1 Currency. Unless otherwise expressly provided, all dollar amounts or “$” in this Agreement are in Canadian funds.

1.2.2 Construction. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

1.2.3 Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. Unless otherwise expressly provided, all references to or a “Section” or an “Exhibit” or a “Schedule” refer to the corresponding Section of, or Exhibits or Schedules to this Agreement.

1.2.4 Exhibits and Schedules. The Exhibits and Schedules attached hereto are hereby incorporated and made a part hereof as if fully set forth herein.

1.2.5 Ambiguity. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 2. THE TRANSACTION

2.1 Sale and Purchase of Equity Interests.

On the Closing Date, subject to the other terms and conditions of this Agreement, each Seller shall sell, transfer, assign and convey to Exchangeco, and Exchangeco shall purchase, good and marketable right, title and interest in and to all of the Equity Interests, owned beneficially and of record by each Seller, as more specifically set forth on Schedule 3.4.1, free and clear of any Encumbrances, other than as set forth in the constating or governing documents of WCG (which such Encumbrances shall be waived by Sellers in connection with the Transaction to transfer good and marketable right, title and interest in an to all Equity Interests to Exchangeco) all of which Equity Interests constitute all of the Equity Interests of WCG.

2.2 Purchase Price and Adjustments.

2.2.1 Subject to the other terms and conditions of this Agreement, the total purchase price for the Equity Interests (the “Purchase Price”) shall consist of the items set forth in Section 2.2.2 of which $10,000 shall be allocated to the Restrictive Covenants in Section 9.5 hereof and the balance to the purchase of the Equity Interests.

2.2.2 The Purchase Price shall be paid as follows:

2.2.2.1 Cash Payment. Exchangeco, or Providence on Exchangeco’s behalf, shall pay (the “Closing Date Payment”) to the Sellers in accordance with Schedule 2.2.2, by wire transfer on the Closing Date, an amount equal to $9,240,000.00, (i) less satisfaction of any and all WCG Company Obligations under any employee retention or bonus plan or to satisfy any severance, parachute or employee bonuses (and any related Taxes) payable as a result of the Transaction or other Obligations that are accelerated as a result of the Transaction, (ii) less satisfaction of any and all outstanding Obligations as of the Closing Date of any WCG Company to any Seller or to Related Parties of any Seller except for the Obligations under the Victoria Lease and except consulting payments and amounts under Employee Benefit Plans accrued in the Ordinary Course to the Closing Date but not payable on the Closing Date, (iii) less satisfaction of any and all Obligations of any WCG Company constituting long term debt and other Obligations (including capitalized lease Obligations, other than in respect of the lease referred to in Schedule 3.13.2 and other than in respect of the Leased Real Property and the current portion of any long term debt) as of the Closing Date, (iv) less satisfaction of any WCG Company’s Obligations or Sellers’ Obligations for out-of-pocket costs and expenses to third parties associated with the Transaction, including without limitations legal, accounting and investment banking fees to third parties (except the Additional Payment), and (v) less the satisfaction of any and all Obligations for employee bonuses which have been accrued or deferred through the Closing Date.

2.2.2.2 Stock at Closing. Exchangeco shall issue to the Sellers the number of Exchangeco Shares (the “Closing Shares”) which shall be determined as follows: (i) convert $8,260,000.00 into U.S. dollars at the exchange rate published by the Bank of Canada at 12:00 noon EDT on the Business Day immediately preceding the Closing Date and (ii) divide that amount (as converted in (i) above) by the volume weighted average of the price per share of Providence’s common stock as traded on the NASDAQ Stock Market for the twenty (20) trading days immediately preceding the earlier of (a) the date of the announcement of the Transaction or (b) the Closing Date. The number of Closing Shares to be issued to each Seller shall be allocated in the same proportions that the Closing Date Payment is allocated on Schedule 2.2.2. Such Closing Shares shall also be subject to the transfer restrictions set forth in Section 2.3.5 of this Agreement. A portion of the Closing Shares shall be deposited in escrow as set forth in Section 2.2.2.3.

2.2.2.3 Earn Out.

(a) A payment, if earned, equal to five (5) times the EBITDA of the WCG Companies in excess of $4,131,000 for the seventeen (17) month period from August 1, 2007 through December 31, 2008, inclusive, as if such period were one accounting period (the seventeen (17) month period from August 1, 2007 through December 31, 2008, inclusive, is called the “Earn Out Period” and such amount to be paid is called the “Earn Out”, provided, however that for the avoidance of doubt, the Earn Out shall not include the Extra Earn Out) plus 3.25% of the Earn Out, if any (the “Extra Earn Out”); provided, however, that the Earn Out and the Extra Earn Out shall be a maximum of $10,841,250 in the aggregate. The Earn Out and the Extra Earn Out, if earned, shall be paid as follows: (i) one-third (1/3) of the Earn Out shall be payable in cash (the “Earn Out Cash”) and (ii) subject to subsection (c) below, two-thirds (2/3) of the Earn Out and all of the Extra Earn Out shall be payable in Exchangeco Shares (the “Earn Out Shares”). Subject to the last sentence of this Section 2.2.2.3 and Section

2.2.2.3(d), the number of Earn Out Shares shall be determined as follows: (x) convert two-thirds (2/3) of the aggregate Earn Out amount and all of the Extra Earn Out amount into U.S. dollars at the exchange rate published by the Bank of Canada at 12:00 noon EST on the Business Day immediately preceding the Closing Date and (y) divide that amount (as converted in (x) above) by the volume weighted average of the price per share of the common stock of Providence as traded on the NASDAQ Stock Market for the twenty (20) trading days immediately preceding the earlier of (A) the date of the announcement of the Transaction or (B) the Closing Date. Such Earn Out Shares shall be subject to the transfer restrictions set forth in Section 2.3.5. Within five (5) Business Days of the publication of Providence’s consolidated financial statements for fiscal year 2008 (by filing Form 10-K or otherwise), Providence shall deliver to Sellers Representative a statement reflecting the relevant EBITDA calculation (the “Earn Out Calculation”) and Sellers Representative shall deliver to Providence a statement reflecting the relevant EBITDA calculation. If the Sellers Representative does not provide written notice to Providence disputing the Earn Out Calculation within seven (7) Business Days after delivery of the Earn Out Calculation, then the Earn Out Calculation as set forth in such statement shall be final and binding on the parties. If, on the other hand, the Sellers Representative does dispute the Earn Out Calculation within the time period set forth in the preceding sentence, the parties in good faith will attempt to jointly resolve any dispute in the thirty (30) day period following delivery of the dispute notice by the Sellers Representative. If Providence and the Sellers Representative can resolve their dispute and agree upon the Earn Out Calculation within such thirty (30) day period, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties. If the Providence and the Sellers Representative fail to resolve their dispute within such thirty (30) day period, Providence and the Sellers Representative shall submit the items in dispute to the Accounting Firm (defined in Section 2.2.3.5 below) to resolve. The costs and expenses of the Accounting Firm in connection with resolving the dispute shall be borne as follows: (i) if the Earn Out is increased by more than 15% of the Earn Out Calculation on the statement delivered by Providence to the Sellers Representative, the costs and expenses of the Accounting Firm shall be borne by Providence; (ii) if the Earn Out is decreased by more than 10% of the Earn Out Calculation on the statement delivered by Sellers Representative to Providence, the costs and expenses of the Accounting Firm shall be borne by Sellers; (iii) if the Earn Out is increased by less than 15% of the Earn Out Calculation on the statement delivered by Providence to Sellers Representative or is decreased by less than 10% of the Earn Out Calculation on the statement delivered by Sellers Representative to Providence, then the costs and expenses of the Accounting Firm in connection with resolving the dispute shall be borne equally by Providence, on the one hand, and the Sellers, on the other hand. The determination of the Accounting Firm shall be final and binding upon the parties. The Earn Out Cash shall be paid and the Earn Out Shares shall be delivered within ten (10) Business Days after the Earn Out Calculation becomes final and binding upon the parties; unless the Earn Out is less than $2,400,000 and Providence elects to pay cash for the Earn Out Shares as set forth below, in which case the Earn Out and Extra Earn Out shall be paid within ten (10) Business Days of Providence’s election. The Earn Out and Extra Earn Out shall be subordinated to Providence’s senior and mezzanine debt, as from time to time in place; provided, however, that if payment of any portion of the Earn Out Cash would result in a breach of or event of default under Providence’s existing senior and mezzanine debt agreements, Providence shall deliver to Sellers a number of Exchangeco Shares having a value equal to such portion of the Earn Out Cash based on the volume weighted average of the price per share of Providence’s common stock as traded on the NASDAQ Stock Market for the twenty (20) trading days immediately preceding the date the on which the Earn Out Cash payment is due and owing pursuant to the terms of this Section 2.2.2.3. If the Earn Out (as finally determined) is less than $2,400,000, Providence shall have the option to pay cash for the Earn Out Shares at a price per share equal to the volume weighted average of the price per share of Providence’s common stock traded on the NASDAQ Stock Market for the twenty (20) trading days immediately after the date of the filing of Providence’s Form 10-K for fiscal year 2008. Providence shall make such election within five (5) Business Days after the expiration of the twenty (20) trading day period set forth in the previous sentence. Providence and the Sellers agree that during the Earn Out Period the provisions of Schedule 2.2.2.3 shall be applicable to the conduct of the Business by the WCG Companies.

(b) If Sellers propose that the WCG Companies enter into a Contract during the Earn Out Period that is not included as part of the Budget, Sellers Representative shall deliver to Providence a specific written budget for the proposed unbudgeted Contract and Sellers Representative shall designate the type, amount and period of time for start up costs estimated by Sellers Representative to be excluded from the calculation of EBITDA pursuant to this Section 2.2.2.3. Providence and Sellers Representative shall engage in good faith discussions regarding the proposed unbudgeted Contract and shall prepare a written statement reflecting the agreement of the parties with respect to such unbudgeted Contract, which written statement shall specify the type, amount and period of time of the agreed upon start up costs and the amount of such start up costs to be excluded from the calculation of EBITDA pursuant to this Section 2.2.2.3. Providence shall not be obligated to agree that the WCG Companies shall enter into any unbudgeted Contract or that any start up costs be excluded from the calculation of EBITDA pursuant to this Section 2.2.2.3. Providence shall not have the right to require the WCG Companies to enter into any unbudgeted Contract and shall not have the right to have the start up costs associated with any such unbudgeted Contract excluded from the calculation of EBITDA pursuant to this Section 2.2.2.3 without the consent of Sellers Representative. Providence and the Sellers Representative shall act in good faith and in a commercially reasonable manner with respect to this Section 2.2.2.3(b).

(c) The Earn Out, if any, will be required to be satisfied entirely in cash if, at any time after the Closing Date and before the expiration of the Earn Out Period, Providence is a party to a merger, consolidation, recapitalization or other transaction as a result of which outstanding Providence Shares are (i) converted into the right to receive equity securities that are not traded on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market or another recognized securities exchange or interdealer quotation system (other than the “OTC” market or “pink sheets” in the United States) or are converted into the right to receive a combination of such equity securities and cash, or (ii) are converted into the right to receive only cash. The amount of cash to be paid pursuant to this subsection 2.2.2. 3 (c) will be determined by: (i) determining the number of Earn Out Shares without regard to sub-section 2.2.2.3 (c); and (ii) multiplying the number of Earn Out Shares determined in sub-clause (i) by the value of the consideration per Providence Share received by the shareholders of Providence in such merger, consolidation, recapitalization or other transaction (and the value of any such non-cash consideration to be the value determined by the Board of Directors of Providence in approving such merger, consolidation, recapitalization or other transaction.

(d) If at any time after the Closing Date and before the Earn Out Shares are delivered to the Sellers, if Providence shall (i) subdivide, redivide or change the then outstanding shares of Providence common stock into a greater number of shares of Providence common stock (including by stock dividend), or (ii) reduce, combine, consolidate or change the then outstanding shares of Providence common stock into a lesser number of shares of Providence common stock or (iii) reclassify or otherwise change the shares of Providence common stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Providence common stock, the Earn Out Shares, if earned, will be similarly changed or changed in an economically equivalent manner.

(e) In the event that after the Closing the Business is operated by Providence as a division or other business unit of Providence or one of its Subsidiaries, Providence shall maintain, or cause to be maintained, separate financial statements for such business unit generally consistent with the Financial Statements so that the parties hereto can determine whether the threshold requirements for earning the Earn Out has been met. If Providence takes any action after the Closing with respect to the WCG Companies that has the effect of assigning the Assets of the WCG Companies to a Subsidiary of Providence and such assignment directly or indirectly results in the termination or modification of any Contracts of the WCG Companies, then the EBITDA and revenue threshold set forth in Section 2.2.2.3(a) hereof shall be adjusted accordingly to account for the adverse financial impact resulting from such assignment of Assets. Should such an assignment of Assets occur, the Sellers and Providence will work together in good faith to agree on the amount of the adjustments to EBITDA or the thresholds to appropriately reflect the amount of the adverse economic impact.

(f) From the Closing During until the expiration of the Earn Out Period, Providence shall not issue any stock-based compensation to any Seller or any other employee of WCG, without Sellers Representative’s prior written consent.

2.2.2.4 Additional Payment. Exchangeco (or Providence on Exchangeco’s behalf) shall also reimburse the Sellers by payment at Closing as directed by the Sellers to pay Scotia Capital, Inc. (“Scotia Capital”) for (i) fees in the amount of $1,137,500 plus one-half ( 1/2) of the GST Tax payable by the Sellers on such fees and (ii) expenses in an amount up to $45,000 (the “Additional Payment”).

2.2.2.5 At Closing, Providence and Exchangeco shall enter into a Support Agreement (the “Support Agreement”) in the form attached hereto as Exhibit 2.2.2.5(a) and an Exchange Trust Agreement (the “Exchange Trust Agreement”) in the form attached hereto as Exhibit 2.2.2.5(b) pursuant to which and in accordance with the terms thereof, the Sellers may exchange their Exchangeco Shares for Providence Shares. Such Support Agreement and Exchange Trust Agreement are incorporated herein by reference and the Sellers, jointly and severally, shall have all rights and remedies of enforcement of the Support Agreement and the Exchange Trust Agreement as contemplated in each such agreement. Exchangeco and the Sellers will execute and file a joint election pursuant to subsection 85(1) of the Income Tax Act and any similar provision of provincial law as necessary in prescribed form and within the prescribed time in respect of the Exchangeco Shares. This joint election shall provide that the amount elected to be the proceeds of disposition to the Sellers and the cost of acquisition to Exchangeco of each of the Exchangeco Shares shall be an amount that is within the limits of the Tax Legislation.

2.2.2.6 At Closing, fifty percent (50%) of the Closing Shares shall be deposited by the Sellers with an escrow agent on the Closing Date and be held pursuant to the terms of an escrow agreement (the “Escrow Agreement”) as security for any Losses under Section 10, such Escrow Agreement to be in the form of Exhibit 2.2.2.6. Subject to the terms and conditions of the Escrow Agreement, such escrowed Closing Shares shall be released by the escrow agent on the eighteenth (18th) month anniversary of the Closing Date.

2.2.3 Two (2) Business Days prior to Closing, WCG shall deliver to Providence an estimate of the Working Capital (the “Estimated Working Capital”) of the WCG Companies on a consolidated basis on the Closing Date and such estimate is as set forth on Schedule 2.2.3 attached hereto.

2.2.3.1 No later than thirty (30) days following the Closing Date, WCG Companies Auditor shall prepare and deliver to the Sellers Representative and Providence detailed statements (the “Actual Working Capital Statement”) of its calculation of the actual components of the amount of Working Capital (the “Actual Working Capital”) at the close of business on the Business Day immediately preceding the Closing Date, together with its working papers and other materials supporting such Actual Working Capital Statement. The Actual Working Capital Statement shall be based on the Closing Financial Statements.

2.2.3.2 Each of Providence and Sellers Representative shall have fifteen (15) Business Days following receipt of the Actual Working Capital Statement during which to notify the other party of any dispute of any item contained in the Actual Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute (the “Actual Working Capital Dispute Notice”).

2.2.3.3 If the Sellers Representative and Providence do not notify the other party of any such dispute within such allotted time period, the Actual Working Capital Statement shall be final, binding and conclusive upon the parties.

2.2.3.4 If either the Sellers Representative or Parent does notify the other party of any such dispute within such allotted time period, the Actual Working Capital Statement shall be resolved as follows:

(a) Sellers Representative and Providence shall cooperate in good faith to resolve any such dispute as promptly as possible. If Sellers Representative and Providence can resolve their dispute and agree upon the Actual Working Capital, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties.

(b) In the event the Sellers Representative and Providence are unable to resolve any such dispute with respect to the Actual Working Capital within thirty (30) days (or such longer period as the Sellers Representative and Providence shall mutually agree in writing) of notice of such dispute, such dispute, with respect to the Actual Working Capital only, and each party’s work papers related thereto, shall be submitted to, and all issues having a bearing on such dispute shall be resolved by WCG Companies Auditor within ten (10) Business Days of the submission of the dispute to WCG Companies Auditor. The determination of WCG Companies Auditor shall be final, binding and conclusive upon the parties. The costs and expenses of WCG Companies Auditor incurred in connection with the resolution of any dispute pursuant to this Section 2.2.3 hall be borne equally, but severally, by Providence, on the one hand, and Sellers, on the other hand.

2.2.3.5 The final determination of the Working Capital as of the Closing Date pursuant to this Section shall be referred to as the “Final Working Capital.” If the Final Working Capital is less than $5,200,000 (“Negative Working Capital Balance”), such Negative Working Capital Balance shall be paid by the Sellers to Providence in immediately available funds within three (3) Business Days of such determination. If the Final Working Capital is in excess of $5,700,000 (the “Positive Working Capital Balance”), such Positive Working Capital Balance shall be paid by Providence to the Sellers in immediately available funds within three (3) Business Days of such determination, subject to the provisions contained below. If the Final Working Capital is an amount greater than $5,200,000 and less than $5,700,000, no payments shall be made by any party with respect to Working Capital. Providence shall have no obligation to pay the Sellers for uncollected Accounts Receivable of the WCG Companies as of the date of payment pursuant to the previous sentence of this Section 2.2.3.5 except as follows: (i) on the date the Positive Working Capital Balance (if any) is due to be paid, Providence shall pay the Sellers for only Accounts Receivable of the WCG Companies that have been paid that are specifically reflected in the Final Working Capital and only to the extent such Accounts Receivable have been collected on such date, and (ii) until the sixth (6th) month anniversary of the Closing Date, every thirty (30) days after the payment date set forth in subsection (i) above, Providence shall pay the Sellers for only Accounts Receivable of the WCG Companies that have been paid that are specifically reflected in the Final Working Capital and only to the extent such Accounts Receivable have been collected since the prior payment date. Providence shall have no obligation to pay any amount to the Sellers with regard to Accounts Receivable of the WCG Companies paid to the WCG Companies after the sixth (6th) month anniversary of the Closing Date, except for the Accounts Receivable set forth on Schedule 2.2.3.7 for which Providence shall have an obligation to pay to the Sellers the amount of such Accounts Receivable paid prior to the twelfth (12th) month anniversary of the Closing Date.

2.2.3.6 After the Closing Date, Providence shall cause WCG to act in good faith and use commercially reasonable efforts in collecting the Accounts Receivable that are specifically reflected in the Actual Working Capital calculation (the “Closing Date Receivables”). Subject to the terms and conditions of each Sellers’ employment arrangement with WCG, as applicable, and Providence’s right to terminate such assignment as stated herein, Sellers who constitute WCG’s management shall be assigned to collect the Closing Date Receivables. In such role, Sellers who constitute WCG’s management shall report to Providence with respect to such collection activities and agrees that the collection of the Closing Date Receivables shall be conducted in good faith and in the Ordinary Course. Providence may terminate such assignment to collect the Closing Date Receivables at any time for any reason, including with respect to any specific Closing Date Receivable(s); provided, however, that any such termination shall not effect Providence’s obligation to cause WCG to act in good faith and use commercially reasonable efforts in collecting the Closing Date Receivables. Sellers who constitute WCG’s management shall keep Providence reasonably informed of such collection activities as requested by Providence and no less frequently than once per month in any case. Sellers who constitute WCG’s Management shall not agree to any compromise or settlement of any Closing Date Receivable or refer any Closing Date Receivable to an outside collection firm or institute litigation with respect to any Closing Date Receivable(s) without Providence’s prior written consent.

2.2.4 Nothing contained in this Section 2.2 shall be interpreted to limit the indemnification provisions contained in Section 10 hereof.

2.3 Provisions Related to Stock Matters.

2.3.1 Securities Law Exemptions and Resale Restrictions. The sale of the Equity Interests and the issuance of the Exchangeco Shares to the Sellers shall be made in reliance on the exemptions from registration and prospectus filing requirements contained in applicable provisions of Canadian Securities Law and Regulation S promulgated under the Securities Act. The issuance of the Providence Shares to the Sellers on the exchange of their Exchangeco Shares shall be made in reliance on the exemptions from registration and prospectus filing requirements contained in applicable provisions of Canadian Securities Law (if necessary) and the exemption from the registration requirements of U.S. Securities Law contained in Regulation S promulgated under the Securities Act. The Sellers hereby acknowledge that as a result:

2.3.1.1 any Exchangeco Shares or Providence Shares that they receive pursuant to this Agreement will be subject to resale restrictions in accordance with applicable Canadian Securities Law and U.S. Securities Law and that as a result:

(a) the certificates representing such Exchangeco Shares or Providence Shares will be affixed with the following legend describing such restrictions:

THE SECURITY OR SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD TO ANY PERSON EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. THE HOLDER HEREOF AGREES THAT: (1) IT WILL NOT RESELL OR OTHERWISE TRANSFER THE SHARES EVIDENCED HEREBY EXCEPT (A) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S OR (B) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR ANOTHER THEN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS OR, (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS, OR (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); (2) PRIOR TO ANY SUCH TRANSFER, IT WILL FURNISH TO THE COMPANY OR ITS AGENTS SUCH CERTIFICATIONS, LEGAL OPINIONS, OR OTHER INFORMATION AS THE COMPANY

OR SUCH AGENTS MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR STATE SECURITIES LAWS; AND (3) IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITIES EVIDENCED HEREBY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. ANY HEDGING TRANSACTION WITH RESPECT TO SECURITIES EVIDENCED HEREBY ARE PROHIBITED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

and

(b) the certificates representing the Exchangeco Shares will be affixed with legend describing such restrictions, including, without limitation, the following:

THE CLASS A SPECIAL SHARES REPRESENTED HEREBY ARE SUBJECT TO THE RIGHTS, PRIVILEGES, TERMS, CONDITIONS AND RESTRICTIONS AS SET FORTH IN THE SHARE PURCHASE AGREEMENT, THE SUPPORT AGREEMENT AND THE EXCHANGE TRUST AGREEMENT, RESPECTIVELY, COPIES OF EACH OF WHICH ARE ON FILE AT THE REGISTERED OFFICE OF THE PROVIDENCE SERVICE CORPORATION. THE SHARES REPRESENTED HEREBY CANNOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DEALT WITH OTHER THAN THROUGH A REGISTRANT PURSUANT TO A PROSPECTUS FILED WITH THE RELEVANT CANADIAN SECURITIES REGULATORS OR PURSUANT TO AN EXEMPTION THEREFROM PROVIDED UNDER APPLICABLE CANADIAN SECURITIES LAW.

2.3.1.2 in some provinces of Canada, the Exchangeco Shares cannot be exchanged for the Providence Shares unless an appropriate exemption from the prospectus requirements in Canadian Securities Law is available or the relevant Canadian Securities Regulators issue a discretionary relief order permitting the exchange;

2.3.1.3 the resale exemptions provided under Canadian Securities Law and U.S. Securities Law may not be generally available because of the conditions and limitations of such exemptions, and that Exchangeco and Providence are under no obligation to take any action other than commercially reasonable actions to make any of said exemptions available to the Sellers; and

2.3.1.4 only Providence can register the Providence Shares or file a prospectus or registration statement to qualify the Providence Shares for immediate resale and Providence has made representations to the Sellers that it will do so only in accordance with the registration rights provisions set forth below.

2.3.2 Securities Law Compliance. The Sellers hereby agree that they shall not sell, pledge, transfer or otherwise deal with the Exchangeable Shares or the Providence Shares without obtaining a favorable opinion of Providence counsel or such other evidence as may be required by Exchangeco or Providence, that the proposed dealing will not be in violation of U.S. Securities Law.

2.3.3 Registration Rights.

2.3.3.1 Providence shall (i) permit the Sellers to participate in a registration statement filed with the SEC by Providence on its behalf and/or on behalf of any holder of its securities (other than a holder of Registrable Securities) a registration statement under the Securities Act on any form (other than on Form S-8 or S-4 or a successor form) (each such registration statement, a “Tag-along Registration Statement” and, collectively, the “Tag-Along Registration Statements”) covering Providence Shares underlying the Exchangeco Shares which constitute Closing Shares and covering the Providence Shares underlying the Exchangeco Shares which constitute the Earn Out Shares (but only after the issuance of such shares), (ii) file with the SEC and use its reasonable commercial efforts to cause to be declared effective one registration statement (the “Closing Shares Registration Statement”) covering the Providence Shares underlying the Exchangeco Shares which constitute the Closing Shares, in accordance with the allocations among the Sellers and their respective assignees set forth on Schedule 2.2.2 attached hereto, no later than the first (1st) anniversary of the Closing Date or (iii) file with the SEC and use its reasonable commercial efforts to cause to be declared effective one registration statement (the “Earn Out Shares Registration Statement” and, together with the Tag-along Registration Statement and the Closing Shares Registration Statement, the “Registration Statement”) covering the Providence Shares underlying the Exchangeco Shares which constitute the Earn Out Shares (together with the Providence Shares underlying the Exchangeco Shares which constitute the Closing Shares, the “Registrable Securities”), in accordance with the allocations among the Sellers and their respective assignees set forth on Schedule 2.2.2 attached hereto, no later than thirty (30) days after the issuance of such shares. Prior to filing a Registration Statement, Providence will give written notice to each Seller or its assignees at least twenty (20) days before the initial filing with the SEC of such Registration Statement. If the notice is with respect to a Tag-along Registration Statement, it shall offer to include in such filing the aggregate number of shares of Registrable Securities as each Seller may request. Each Seller desiring to have Registrable Securities registered under this such Tag-along Registration Statement shall advise Providence in writing within ten (10) days after the date of receipt of such offer from Providence, setting forth the amount of such Registrable Securities for which registration is requested. Providence shall thereupon include in such filing the number or amount of Registrable Securities for which registration is so requested, subject to the provisions of Section 2.3.3.3 below. Each of the Sellers agree to cooperate with Providence in the preparation and filing of the Registration Statement and in the furnishing of information concerning each Seller required by the rules of the SEC for inclusion therein, including, without limitation, any efforts by Providence to establish the exemption under the Securities Act of the sale of the Registrable Securities to the Sellers and respective assignees. Providence shall not be required to include the Registrable Securities of a Seller or their assignees in the Registration Statement if such Seller or assignee fails to furnish Providence with the information referred to above for inclusion in the Registration Statement at least ten (10) days prior to the filing date of the Registration Statement. Each Seller agrees and acknowledges that such Registration Statement shall be prepared and filed by Providence on the basis of commercially reasonable efforts and there can be no assurance that such Registration Statement will be declared effective by the SEC. Each Seller furthermore acknowledges and agrees that the Registration Statement may not be exclusive to the Seller (or assignee) and Providence, as well as other shareholders of Providence, may, at the sole discretion of Providence, include and register other shares of Providence’s common stock and/or other securities thereon. Providence shall have no obligation to register any Registrable Securities if such Registrable Securities are eligible for sale pursuant to Rule 144(k) of the Securities Act without any limitation as to volume or if such securities shall have ceased to be outstanding.

2.3.3.2 If the offering under a Tag-Along Registration Statement relates to an underwritten public offering an in the written opinion of Providence’s managing underwriter the inclusion of all or a portion of the Registrable Securities, when added to the securities being offered by Providence and other security holders of Providence, will either (i) exceed the maximum amount of the securities of Providence which can be marketed at a price reasonably related to their then-current market value, or (ii) otherwise materially adversely affect the entire offering, then Providence may exclude from such offering all or a portion of the Registrable Securities as in the opinion of such managing underwriter should be excluded from such Tag-along Registration Statement.

2.3.3.3 If securities are proposed to be offered for sale pursuant to such Tag-along Registration Statement by other security holders of Providence and the total number of securities to be offered by the Sellers or their assignees and such other selling security holders is required to be reduced pursuant to a Section 2.3.3.2 hereof, after inclusion of all of the securities being offered by Providence, the number of Registrable Securities to be offered by each Seller or its assignees pursuant to such Tag-along Registration Statement shall equal the original number of Registrable Securities proposed to be offered by such Seller or its assignee multiplied by a fraction equal to (i) the maximum number of securities that the underwriter believes may be included for all the selling security holders (including the Sellers or their assignees) over (ii) the original number of Registrable Securities proposed to be sold by all the selling security holders (including the Sellers or their assignees). If, as a result of the provisions of this Section 2.3.3.3, the Seller or assignee shall not be entitled to include all Registrable Securities in a registration that the Seller or assignee has requested to be so included, a Seller or assignee may withdraw its request to include Registrable Securities in such Tag-along Registration Statement prior to its effectiveness.

2.3.3.4 Notwithstanding the provisions of this Section 2.3.3, Providence shall have the right at any time after it shall have given written notice of the proposed filing of a Tag-along Registration Statement, pursuant to this Section 2.3.3 (irrespective of whether any written request for inclusion of Registrable Securities shall have already been made) to elect not to file any such proposed Tag-along Registration Statement or to withdraw the same after its filing but prior to the effective date thereof.

2.3.3.5 In the event Providence files a Registration Statement, except to the extent a Tag-along Registration Statement is postponed or withdrawn by Providence, Providence will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC such amendments and supplements to the related Registration Statement and the prospectus included therein as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement;

(b) furnish to the Sellers without charge such number of copies of a prospectus and other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities included in such registration;

(c) notify the Sellers at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and provide the Sellers with such amendment or supplement to such prospectus as may be required to ensure that such prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(d) cooperate with the Sellers to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates will not bear any restrictive legends (assuming such securities were sold under a Registration Statement or pursuant to Rule 144 of the Securities Act);

(e) use commercially reasonable efforts to maintain the effectiveness of each of the Closing Share Registration Statement and the Earn Out Shares Registration Statement until the earliest of (i) the time at which all Providence Shares registered thereunder have been sold, (ii) the time at which all Providence Shares registered thereunder may be resold pursuant to Rule 144(k) under the Securities Act (or similar provision then in force), (iii) such Providence Shares have ceased to be outstanding, (iv) date of redemption for the Exchangeable Shares, or (v) the date on which there are outstanding fewer than the number of Exchangeable Shares equal to 20% of the total number of Exchangeable Shares issued pursuant to this Agreement to the Sellers; and

(f) cause the Registrable Securities included in such Registration Statement to be listed on the same principal securities exchange or interdealer quotation system on which the Providence’s common stock is then listed.

2.3.3.6 With a view to making available to the Sellers the benefits of Rule 144 under the Securities Act, Providence agrees, for so long as the earlier of (i) the date Providence common stock is no longer registered under the Exchange Act, or (ii) the date that Providence is no longer required to maintain the effectiveness of a Registration Statement under Section 2.3.3.5(e) to:

(a) use commercially reasonable efforts to make and keep public information available (as those terms are defined in Rule 144 of the Securities Act, including paragraph (c)(2) of such Rule);

(b) file with the SEC in a timely manner reports and other documents, if any, required of Providence under the Exchange Act in order to comply with all other public information reporting requirements of the SEC that are conditions to the availability of Rule 144; and

(c) furnish to the Sellers promptly upon request a written statement by Providence as to its compliance with the reporting requirements of Rule 144 of the Securities Act, a copy of the most recent annual or quarterly report of Providence filed with the SEC, if any, and such other reports and documents of Providence as the Sellers may reasonably request in availing themselves of any rule or regulation of the SEC allowing the Sellers to sell the Providence Shares without registration, provided, however, that Providence will have no obligation to deliver a document available on EDGAR.

2.3.3.7 (a) Providence will indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities registered pursuant to this Section 2.3.3, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents, affiliates, advisors, brokers and employees of any such controlling person, from and against all Losses, as incurred, arising out of or based upon any untrue statement of a material fact contained in any Registration Statement or any amendment thereto and any prospectus contained or incorporated by reference therein (or amendment or supplement thereto) or free-writing prospectus with respect thereto arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, except to the extent the same are based solely upon information with respect to such holder furnished in writing to Providence by such holder expressly for use therein and except any Loss finally judicially determined to be the result of the gross negligence, willful misconduct or bad faith or the party seeking indemnification; provided, however, that Providence will not be liable to any holder of Registrable Securities to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus or prospectus if either (i)(a) such holder was required to send and failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such holder of a Registrable Securities to the person asserting the claim from which such Losses arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, (ii) such untrue statement or alleged untrue statement or such omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of Providence with copies of the prospectus as so amended or supplemented delivered by Providence, and such holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Securities to the person asserting the claim from which such Losses arise or (iii) a copy of the prospectus was sent or delivered after the Registration Statement was (x) postponed or withdrawn by Providence or (y) notification was provided to the Sellers pursuant to Section 2.3.3.6(c); provided, further, however, that the indemnity agreement contained in this Section 2.2.3.7 will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of Providence (which consent will not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such holder of Registrable Securities, such holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such holder. The rights of any holder of Registrable Securities hereunder will not be exclusive of the rights of any holder of Registrable Securities under any other agreement or instrument of any holder of Registrable Securities to which Providence is a party.

(b) In connection with any registration of Registrable Securities under the Securities Act pursuant to this Agreement, each holder of Registrable Securities shall severally, and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.3.3.7(a) above) Providence, each director of Providence, each officer of Providence who shall sign such Registration Statement, each underwriter, broker or other person acting on behalf of the holders of Registrable Securities and each person who controls any of the foregoing persons within the meaning of the Securities Act with respect to any statement or omission from such Registration Statement or any amendment thereto and any prospectus contained or incorporated by reference therein (or amendment or supplement thereto) or free-writing prospectus with respect thereto, if and to the extent such statement or omission was made in reliance upon and in conformity with written information furnished to Providence or such underwriter specifically for use in connection with the preparation of such Registration Statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such Registration Statement.

2.3.3.8 Subject to Section 2.2.3.9, all costs and expenses (including fees and disbursements of any counsel or advisor, audit and accounting fees, filing fees and printing fees) in connection with the preparation, filing, and becoming effective of any Registration Statement will be paid by Providence.

2.3.3.9 All fees and disbursements of any counsel or advisor, if any, for any Seller or assignee in connection with the preparation, filing and becoming effective of any a Registration Statement and brokerage commissions or discounts paid in connection with the sale of any Registrable Securities shall be paid by such Seller or assignee.

2.3.4 Sellers Representations as to Stock Matters.

2.3.4.1 Each of the Sellers represents and warrants to Exchangeco and Providence that they are not a “U.S. Person,” as defined by Regulation S of the Securities Act, and are not acquiring Exchangeco Shares for the account or benefit of a U.S. Person.

2.3.4.2 The Sellers acknowledge that the Providence Shares to be issued to the Sellers in accordance with the terms of the Exchangeable Shares will be “restricted securities” within the meaning of the Securities Act and will be issued to the Sellers in accordance with Regulation S of the Securities Act.

2.3.4.3 Each of the Sellers agrees not to engage in hedging transactions with regard to the Providence Shares to be issued to the Sellers in accordance with the terms of the Exchangeable Shares unless in compliance with the Securities Act.

2.3.4.4 Each of the Sellers represents to Providence and Exchangeco that they are familiar with the provisions of NI 45-106, that each is an accredited investor as defined in NI 45-106 and that the Exchangeco Shares and the Providence Shares to be issued to the Sellers in accordance with the terms of the Exchangeco Shares are being issued to each Seller as principal for their own account and not for the benefit of any other person.

2.3.4.5 The Sellers agree that Providence will refuse to register any transfer of the Providence Shares to be issued to the Sellers in accordance with the terms of the Exchangeco Shares pursuant to registration under the Securities Act, pursuant to an available exemption from registration, or pursuant to this Agreement.

2.3.4.6 The Sellers agree to resell the Providence Shares to be issued to the Sellers in accordance with the terms of the Exchangeco Shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration pursuant to the Securities Act.

2.3.4.7 EACH SELLER REPRESENTS AND ACKNOWLEDGES THAT IT (A) HAS SUFFICIENT KNOWLEDGE, SOPHISTICATION AND EXPERIENCE IN BUSINESS AND FINANCE TO CAPABLY EVALUATE INFORMATION CONCERNING PROVIDENCE AND EXCHANGECO, (B) HAS HAD AN OPPORTUNITY TO REVIEW PROVIDENCE’S PUBLICLY FILED SEC REPORTS, AND TO ASK DETAILED QUESTIONS AND RECEIVE ANSWERS FROM REPRESENTATIVES OF PROVIDENCE REGARDING PROVIDENCE, (C) HAS INDEPENDENTLY CONSIDERED AND DISCUSSED SUCH PROSPECTIVE INVESTMENT WITH THE SELLERS’ BUSINESS, LEGAL, TAX AND FINANCIAL ADVISORS AS TO THE SUITABILITY OF SUCH INVESTMENT WITH RESPECT TO THE SELLERS’ PARTICULAR FINANCIAL SITUATION, AND (D) ON THE BASIS OF THE FOREGOING, EACH SELLER HAS DETERMINED THAT INVESTMENT IN THE SECURITIES OFFERED IS A SUITABLE INVESTMENT. NOTHING IN THE FOREGOING SHALL DIMINISH OR PREJUDICE THE RIGHT OF ANY SELLER TO RELY UPON THE REPRESENTATIONS AND WARRANTIES OF EXCHANGECO, HOLDCO OR PROVIDENCE CONTAINED IN THIS AGREEMENT OR TO OBTAIN INDEMNIFICATION FROM PROVIDENCE IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

2.3.5 Lock-Up Provisions.

2.3.5.1 No Seller shall, during the Applicable Restricted Period, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Exchangeco Shares and/or any Providence Shares to which Exchangeco Shares are exchanged. For the purposes of this Agreement, “Applicable Restricted Period” shall mean: (i) with respect to 50% of the Closing Shares the Closing Shares and any Providence Shares to which such Closing Shares are exchanged, the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date; (ii) with respect to 50% of the Closing Shares the Closing Shares and any

Providence Shares to which such Closing Shares are exchanged, the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, and (iii) with respect to the Earn Out Shares, the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date.

Notwithstanding the foregoing, the Sellers shall be permitted to exchange the Closing Shares for Providence Shares and transfer the Providence Shares solely for the purpose of:

(a) tendering the Providence Shares to a take-over bid made on the same terms for all of the outstanding Providence Shares, provided that: (i) such take-over bid has been made under a take-over bid circular in accordance with applicable securities laws; and (ii) the Board of Directors of Providence have recommended that shareholders of Providence accept the take-over bid and tender their Providence Shares to the take-over bid or holders of more than 50% of the issued and outstanding Providence Shares have tendered, and not withdrawn, their Providence Shares to the take-over bid; or

(b) transferring the Providence Shares in a transaction constituting a merger, consolidation or similar transaction between Providence and another corporation which has been approved by the Board of Directors of Providence of holders of the requisite majority of Providence Shares under the Law applicable to such merger, consolidation or similar transaction.

2.3.5.2 In addition to the legends set forth in Section 2.3.1.1, the Exchangeco or Providence Shares subject to the lock-up provision set forth in Section 2.3.5.1 above shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCK-UP PROVISIONS PROHIBITING RESALE AS SET FORTH IN A SHARE PURCHASE AGREEMENT DATED AS OF AUGUST 1, 2007, COPIES OF WHICH ARE ON FILE AT THE REGISTERED OFFICES OF THE PROVIDENCE SERVICE CORPORATION. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

SECTION 3. REPRESENTATIONS AND WARRANTIES

OF THE WCG COMPANIES AND SELLERS.

Knowing that Providence, Holdco and Exchangeco are relying thereon, and as an inducement to Providence, Holdco and Exchangeco to consummate the Transaction, each of WCG Companies (prior to the Closing) and each of the Sellers, jointly and severally (except as specifically set forth herein), represents and warrants to Providence, Holdco and Exchangeco and covenants with Providence, Holdco and Exchangeco, as set forth below in this Section 3, that, as of the date hereof, except as specifically referenced in this Agreement and as set forth on Schedules hereto delivered to Providence prior to the execution of this Agreement and attached hereto specifically identifying the relevant Section and subsection hereof, which exceptions shall be deemed to be part of these representations and warranties as if made hereunder (it being understood and agreed that any fact or item that is disclosed on any such Schedule so as to make its relevance to any other representation or warranty made elsewhere in this Agreement, or to the information called for by any other Schedule to this Agreement, readily apparent on it face, such fact or item shall be deemed to be an exception to such other representation or warranty and disclosed on such other Schedule):

3.1 Organization. Each WCG Company is a business corporation, duly organized and validly existing under the Laws of the jurisdiction of its formation and, except as set forth on Schedule 3.1, is in good standing under the Laws of the jurisdiction of its formation. Each WCG Company possesses the full corporate power and authority to enter into and perform its obligations under this Agreement and/or to consummate the Transaction. Each WCG Company possesses the full corporate power and authority: (i) to own and use its Assets in the manner in which such Assets are currently owned and used and (ii) to conduct its Business as such Business is currently being conducted. Each WCG Company is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except where the failure to so qualify or be licensed would not have a Material Adverse Effect.

3.1.1 Except as set forth on Schedule 3.1.1, no WCG Company owns any securities of any corporation or any other interest in any Person other than another WCG Company. Except as set forth on Schedule 3.1.1, no WCG Company has acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and, except as set forth on Schedule 3.1.1, no WCG Company has amalgamated with or succeeded to any other Entity.

3.1.2 Schedule 3.1.2 sets forth for each WCG Company, without duplication,: (i) its exact legal name; (ii) its business form and jurisdiction and date of formation; (iii) its federal business identification number, if any; (iv) its headquarters address, telephone number and facsimile number; (v) its directors and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such Entity’s date of formation; (ix) any name changes, recapitalizations, amalgamations, mergers, reorganizations or similar events since its date of formation and (x) its identification and/or registration numbers issued by any Governmental Body or Government Program.

3.1.3 Accurate and complete copies of the articles or certificates of organization or formation and other organizational documents, each as amended to date and each of which are valid and effective, and all Contracts relating to the acquisition of each WCG Company, if any, have been delivered to Providence.

3.1.4 Each of the Entities listed on Schedule 3.1.4 is inactive and currently has no employees, consultants, Contracts, operations or Obligations of any kind.

3.2 Authority; Authorization and Enforceability. Each WCG Company and each Seller (which representation in respect of any Seller is given severally by such Seller and not by any other Seller) has the right, power and authority to enter into and to perform its or his obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the Transaction by each WCG Company and each Seller that is a corporation (which representation in respect of any Seller is given severally by such Seller and not by any other Seller) has been duly authorized by all necessary actions by its board of directors and equity owners, as applicable. This Agreement and each Ancillary Document has been duly and validly executed and delivered by each WCG Company and each Seller, and, in each case, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding agreement of each WCG Company and each Seller (which representation in respect of any Seller is given severally by such Seller and not by any other Seller) and is enforceable against each WCG Company and each Seller (which representation in respect of any Seller is given severally by such Seller and not by any other Seller) in accordance with its terms, except as enforceability may be limited by the Remedies Exception.

3.3 Non-Contravention. Except as set forth on Schedule 3.3 neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the Transactions by each WCG Company, or any Seller (which representation in respect of any Seller is given severally by such Seller and not by any other Seller) will directly or indirectly (with or without notice or lapse of time):

3.3.1 contravene, conflict with or result in a violation of (i) any of the provisions of the articles or certificates of incorporation or organization, bylaws, or other organizational documents of any WCG Company or (ii) any resolution adopted by a WCG Company’s board of directors, or any committee of the board of directors of any WCG Company;

3.3.2 contravene, conflict with or result in a violation of, or give any Government Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Judgment to which any WCG Company or any of the Assets owned or used by any WCG Company, is subject;

3.3.3 contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Government Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by a WCG Company or that otherwise relates to any of the Business of any WCG Company or to any of the Assets owned or used by any WCG Company;

3.3.4 contravene, conflict with or result in a violation, termination, or breach of, or result in a default under, any provision of any Specified Contract or collective bargaining agreement to which any WCG Company is a party or by which it is bound;

3.3.5 result in the imposition or creation of any Encumbrance upon or with respect to any Asset owned or used by any WCG Company; or

3.3.6 result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of the source code for or relating to any past, present or future product of any WCG Company, or any portion or aspect of such source code, or any proprietary information or algorithm contained in or relating to any such source code.

3.3.7 Set forth on Schedule 3.3.7, is each Consent or approval of, or registration, notification, filing and/or declaration with any court, Government Body or for any Governmental Programs or creditor, lessor or other Person required to be given or made by each WCG Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation or performance of the Transaction.

3.4 Capital Stock and Ownership.

3.4.1 Set forth on Schedule 3.4.1 is the authorized capital of WCG, including the numbers and types of equity interests authorized and the number of each type of equity interests that are issued and outstanding. With respect to WCG, set forth on Schedule 3.4.1 is a list of: (i) the full legal names of the equity owners of WCG; (ii) the principal residence addresses of such equity owners; (iii) the social security numbers of such equity owners, if any; and (iv) the numbers of shares, warrants, options or other equity, type of equity interests and the certificate numbers of the certificates representing such shares/interests/units, if any. For each equity owner of WCG (which representation in respect of any Seller is given by such Seller and not by any other Seller): (a) he or she is the sole record and beneficial owner of his or her equity interest of WCG as set forth on Schedule 3.4.1 next to such equity owners’ name (“Interests”) and has good and marketable title to such Interests, free and clear of any Encumbrance, other than those contained in the constating or governing documents of WCG (which such Encumbrances shall be waived by Sellers in connection with the Transaction to transfer good and marketable right, title and interest in and to all Equity Interests to Exchangeco); (b) the Interests are the only types of equity of WCG held by such equity owner; (c) such equity owner has the ability to vote all of the Interests at any meeting of equity owners of WCG, or by written consent in lieu of any such meeting; and (d) such equity owner has not appointed or granted any proxy entered into any agreement, contract, commitment or understanding with respect to any of the Interests. Except as set forth on Schedule 3.4.1, WCG has never authorized, offered, sold or issued any securities other than equity interests as set forth on Schedule 3.4.1. Except for the equity owners set forth on Schedule 3.4.1, there are no other record or beneficial owners of any equity interest of WCG or any other securities of WCG. Except for the Interests listed on Schedule 3.4.1 with respect to WCG, there were and currently are no other issued or outstanding Interests. All of the issued and outstanding Interests of WCG have been duly authorized and validly issued. Except as set forth on Schedule 3.4.1, there exists no right of first refusal or other preemptive right with respect to WCG or the equity interests, Business or Assets of WCG.

3.4.2 Other than WCG, the other WCG Companies are wholly-owned subsidiaries of WCG.

3.4.3 All offerings, sales and issuances by WCG of any equity interests were conducted in compliance with all applicable securities Laws and all other applicable Laws.

3.4.4 Except as set forth on Schedule 3.4.4, there is no:

3.4.4.1 outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interests or other securities of WCG;

3.4.4.2 outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of WCG;

3.4.4.3 Contract (including any letter(s) of intent which may have been entered into by WCG) under which WCG is or may become obligated to sell assets and/or sell or otherwise issue any equity interests or any other securities;

3.4.4.4 pending or previously asserted or, to the knowledge of Sellers, threatened claim by any Person to the effect that such Person is or was entitled to acquire or receive any equity interests or any other securities of WCG; or

3.4.4.5 condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is or may be validly entitled to acquire or receive any equity interests or other securities of WCG.

3.4.5 Except as set forth on Schedule 3.4.5, WCG has never repurchased, redeemed or otherwise reacquired any of its equity interests or other securities. All securities so reacquired by WCG were reacquired in full compliance with the applicable provisions of all applicable Contracts and all applicable Laws.

3.4.6 Each Seller is not a “non resident” of Canada within the meaning of the Income Tax Act.

3.5 Financial, Corporate and Other Records.

3.5.1 Except as set forth on Schedule 3.5.1, the books and records of each WCG Company have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect (i) all of the Assets and Obligations of each WCG Company and (ii) all of the Contracts and other transactions to which each WCG Company is or was a party or by which each WCG Company or the Business or Assets of each WCG Company is or was affected.

3.5.2 Accurate and complete copies of the contents of the minute books and stock books of each WCG Company have been delivered to Providence. Such minute books and stock books include (i) minutes of all meetings of all equity owners, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings; (ii) accurate and complete written statements of all actions taken by equity owners, board of directors and any committees of the board of directors without a meeting; and (iii) accurate and complete records of the subscription, issuance, transfer and cancellation of all equity interests and all other securities since the date of incorporation or formation.

3.5.3 Set forth on Schedule 3.5.3 is a list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each WCG Company, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

3.5.4 Without in any way limiting the foregoing, all books and records of each WCG Company (including medical records and case notes of any nature, recruiting records and client files of any nature) are true, accurate and complete in all material respects and have been prepared and maintained in accordance with all applicable Laws (including any record-keeping, inventory and other requirements and regulations of any Government Body or Government Program).

3.6 Compliance with Laws; Permits.

3.6.1 Except as set forth on Schedule 3.6.1: (i) each WCG Company is and has been in compliance with each Judgment and with each Law that is or was applicable to it or to the conduct of its Business or the ownership or use of any of its Assets, including any Permit and/or any promulgations, interpretive advice or guidelines of any court or Government Body or Government Program; (ii) no event has occurred which remains unresolved, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any WCG Company of, or a failure on the part any WCG Company to comply with, any Judgment or Law; and (iii) no WCG Company has received, at any time, any notice or other communication (in writing or otherwise) from any Government Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (b) any actual, alleged, possible or potential obligation on the part of any WCG Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. Each WCG Company has provided to Providence copies of all written survey and/or audit reports provided to a WCG Company and prepared by any Government Body or Government Program in connection with reviewing compliance by any WCG Company with licensing and certification requirements or the requirements of any Government Programs, Laws or in connection with any Permit. Set forth on Schedule 3.6.1 is a list of all such survey and/or audit reports listing deficiencies, which previously have been made available to Providence. At no time has any WCG Company been suspended or debarred from providing services for, from participation in, or been disciplined or sanctioned by the Contract parties or any other Government Programs (as defined herein) and at no time has any WCG Company had any Permit suspended or revoked.

3.6.2 Except as set forth on Schedule 3.6.2, each WCG Company has obtained and maintains in good standing all Permits (i) required for the lawful operation of its business as and where such business is presently conducted and (ii) necessary to enable it to obtain reimbursement or funding under any Government Programs and/or any Contracts and other arrangements with third-party payers, insurers or fiscal intermediaries. All Permits held by each WCG Company, other than a business license routinely issued by a municipality to operate a business in such municipality, are set forth on Schedule 3.6.2, and accurate and complete copies of such Permits have been delivered to Providence. Employees of each WCG Company have obtained and maintained in compliance in all material respects with all applicable Laws any and all licenses, certifications or other Permits necessary to perform their duties.

3.7 Financial Statements.

3.7.1 The fiscal year end of each WCG Company is September 30.

3.7.2 WCG has delivered to Providence and attached as Schedule 3.7.2 the following financial statements and related notes (collectively, the “Financial Statements”): the audited balance sheet, statement of earnings and statement of cash flows of the WCG Companies on a consolidated basis for the twelve (12) months ending as of September 30, 2006 and September 30, 2005; the unaudited management prepared balance sheet of the WCG Companies on [an unconsolidated basis] (the “Unaudited Balance Sheet”) as of June 30, 2007 (the “Unaudited Balance Sheet Date”) and the unaudited management prepared statements of earnings and statement of cash flows of the WCG Companies on a unconsolidated basis for the nine (9) months ending June 30, 2007 (collectively, with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

3.7.3 The Financial Statements: (i) are based upon the books and records of the WCG Companies; (ii) present fairly the financial position of the WCG Companies as of the respective dates thereof and the results of operations, changes in the WCG Companies’ equity and cash flows of the WCG Companies for the periods covered thereby; and (iii) were prepared on an accrual basis in conformity with GAAP (other than for the absence of notes and subject to customary period end adjustments) and, in a manner consistent with the WCG Companies’ historic accounting practices applied on a consistent basis, except as otherwise indicated.

3.8 Assets.

3.8.1 Set forth on Schedule 3.8.1 is a list of all Assets of each WCG Company as reflected on the balance sheet of each WCG Company as of the Unaudited Balance Sheet Date, including: (i) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (ii) Accounts Receivable, showing client names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, client names and individual dates on which the receivables are billable; (iii) other current Assets, individually itemized; (iv) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (v) Software and Intangibles by type, showing cost or amount capitalized, accumulated amortization and net book value.

3.8.2 Set forth on Schedule 3.8.2 is a list of all Assets that are being leased or licensed to each WCG Company, other than Leased Real Property set forth on Schedule 3.13.2.

3.8.3 Except as set forth on Schedule 3.8.3, each WCG Company owns and has good, valid and marketable title to, all of its respective Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance, except Permitted Encumbrances.

3.8.4 The Assets, including the Required Amount, are sufficient to operate the Business in accordance with the Budget and are sufficient to operate the Business in the Ordinary Course.

3.9 Obligations.

3.9.1 Set forth on Schedule 3.9.1 is a list of all Obligations of each WCG Company reflected on the Unaudited Balance Sheet itemized by balance sheet account, including (i) accounts payable, individually itemized; (ii) accrued liabilities, individually itemized; (iii) deferred revenues, individually itemized; and (iv) other current liabilities, individually itemized; and (v) long-term liabilities.

3.9.2 The WCG Companies have no Obligations other than (i) Obligations reflected on the Unaudited Balance Sheet, (ii) Obligations set forth on Schedule 3.9.1 and (iii) Obligations that were incurred since the Unaudited Balance Sheet Date in the Ordinary Course (none of which arose out of any Proceeding or which relate to any breach of Contract, breach of warranty, infringement, violation of Law or breach of any of the representations and warranties made in Section 3.10 of this Agreement). Except as set forth on Schedule 3.9.1, none of the Obligations of the WCG Companies are guaranteed by any Person.

3.10 Operations Since the Unaudited Balance Sheet Date.

Except as set forth on Schedule 3.10, since the Unaudited Balance Sheet Date:

3.10.1 Except in the Ordinary Course, no WCG Company has: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance, other than Permitted Encumbrances; (ii) incurred any Obligation; (iii) made any loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vii) waived or released any right or canceled or forgiven any debt or claim; (viii) discharged any Encumbrance or discharged or paid any indebtedness or other Obligation; (ix) assumed or entered into any Contract or collective bargaining agreement other than this Agreement; (x) amended or terminated any Specified Contract; (xi) increased, or authorized an increase in, the compensation (or any grade level for purposes of compensation) or benefits paid or provided to any of their directors, managers, officers, employees, salesmen, agents or representatives; (xii) established, adopted or amended (including any amendment with a future effective date) any Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution upon any of its securities, Cash Assets or other Assets; (xiv) repurchased, redeemed or otherwise reacquired any securities; (xv) sold or otherwise issued any securities; (xvi) amended its articles or certificate of incorporation or formation, bylaws or other organizational documents; (xvii) been a party to any amalgamation, merger, consolidation, recapitalization, reclassification of shares, membership interests, membership interests split or stock split, reverse stock or reverse membership interests split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any equity owner, member, employee or agent, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Unaudited Balance Sheet or earned subsequent to the date of the Unaudited Balance Sheet in the Ordinary Course; (xix) changed any of its methods of accounting or accounting practices in any respect; (xx) made any Tax Election, or (xxi) adopted and/or implemented any new accounting policy and/or procedures.

3.10.2 Even in the Ordinary Course other than with respect to hiring employees in the Ordinary Course, purchasing equipment (which equipment purchases are reflected in the Unaudited Financial Statements and office leases or if purchased since the Unaudited Balance Sheet Date for a cost of more than $20,000, particulars of which have been delivered to Providence) and leasehold improvements (which have either been set forth on the Unuadited Balance Sheet or, if for a cost in excess of $30,000, on schedules attached hereto), no WCG Company has incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract or other transaction, or done any of the other things described in Section 3.10.1, involving an amount exceeding $30,000 in any single case.

3.10.3 There has been no Material Adverse Effect and no event has occurred or circumstance exists that may result in a Material Adverse Effect, including any or material casualty loss affecting the WCG Companies or its Business or Assets; or loss, damage or destruction to, or any interruption in the use of, any of other Assets (whether or not covered by insurance) of any WCG Company that is material to the conduct of the Business in the Ordinary Course.

3.11 Accounts Receivable.

All Accounts Receivable of each WCG Company that constitute Closing Date Receivables arose in the Ordinary Course and are proper and valid Accounts Receivable, can be collected by the WCG Company in full (without any counterclaim or set-off) prior to the 6 month anniversary of the Closing Date (other than the Accounts Receivable set forth on Schedule 2.2.3.7), net of the allowance for doubtful accounts and contractual allowances in amounts consistent with the past practice of the WCG Company and which are taken into consideration in the preparation of the Financial Statements. There are no refunds, discounts, rights of set-off, reasons for denial or assignments affecting any such Accounts Receivable other than as set forth in the preceding sentence. All applicable Accounts Receivable of each WCG Company have been billed in accordance with the requirements of applicable Contracts and/or any regulations of any applicable other Government Program.

3.12 Tangible Property.

Each WCG Company has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances, except as set forth in the Unaudited Balance Sheet, Permitted Encumbrances or on Schedule 3.12. Except as set forth on Schedule 3.12, all of the Tangible Property of each WCG Company is located at the offices or facilities of a WCG Company, and each WCG Company has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of each WCG Company, wherever located, (i) is in condition sufficient for the conduct of the Business in the Ordinary Course; (ii) to the knowledge of Sellers, is structurally sound and free of any defect or deficiency; (iii) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Laws; and (iv) is sufficient for the operations and Business of each WCG Company in the Ordinary Course.

3.13 Real Property.

3.13.1 Owned Real Property. Set forth on Schedule 3.13.1 is a list of all real estate owned by each WCG Company (“Owned Real Property”), showing the location, value and debt (including mortgage debt) secured by such Owned Real Property.

3.13.2 Leased Real Property. Set forth on Schedule 3.13.2 is a list of all real estate leased or utilized by each WCG Company (“Leased Real Property”), showing the location, current annual rent, other costs in the 12-month period ended June 30, 2007 and name of landlord. All Leased Real Property is in condition sufficient for the operations of each WCG Company in the Ordinary Course, have written leases or other arrangements executed by the appropriate lessor or other person and the WCG Company as the lessee and such leases are in full force and effect.

3.13.3 No Leased Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or applicable Law (including Environmental Laws) and to the knowledge of Sellers, no other party to a Contract for any Leased Real Property is in breach or default under such Contract or applicable Law relating to the use or occupancy of any Leased Real Property, and no notice or threat from any lessor, Government Body or other Person has been received by any WCG Company or, to the knowledge of Sellers, has been served upon any such Owned Real Property or Leased Real Property claiming any such violation of, or breach, default or liability under, any Contract or Law (including Environmental Laws), or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation.

3.13.4 To the knowledge of Sellers, no Proceedings are pending which would affect or pertain to the zoning, use or environmental condition of any of the Owned Real Property or Leased Real Property. Except as set forth on Schedule 3.13.2, to the knowledge of Sellers, no portion of any Owned Real Property or Leased Real Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any Government Body.

3.13.5 All of the Owned Real Property or Leased Real Property has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Owned Real Property or Leased Real Property at normal and customary rates, and are adequate to serve the Owned Real Property or Leased Real Property for each WCG Company’s current use thereof.

3.14 Software and Other Intangibles.

3.14.1 Set forth on Schedule 3.14.1 is a list and description of all names, corporate names, fictitious names, trademarks, service marks, trade names, brand names, product names, symbols, slogans, copyrights, Web sites, designs, logos, formulae, inventions, product rights, technology, and Software owned, marketed, licensed (in or out), supported, maintained, used, under development, or held for use by each WCG Company that are material to the Business, and, in the case of Software, other than Off-the-Shelf Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs and in the case of Off-the-Shelf Software, the name (and version) under which such Software is or was sold. Also set forth on Schedule 3.14.1 are all Intangibles with respect to which one or more registrations have been awarded by or one or more applications have been filed with one or more Government Bodies, the date of such registrations and applications, all identification numbers given by all Government Bodies with regard to the registrations and applications, and the jurisdictions with regard to which such registrations were awarded and such applications were filed.

3.14.2 Except as set forth on Schedule 3.14.2, each WCG Company owns solely and exclusively and has good and marketable title to, or otherwise has the full right to use pursuant to an off-the-shelf license agreement commercially available to the general public, all WCG Intangibles, free and clear of all Encumbrances, except Permitted Encumbrances. To the knowledge of Sellers, no rights or permission of any WCG Company, any equity owner, or, to the knowledge of Sellers, any other Person are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, or create derivative works based upon any Intangible, to the extent the Intangible is used, made, manufactured, reproduced, distributed, displayed, performed, marketed, licensed, sold, offered for sale, modified, adapted, translated, enhanced, improved, updated, and/or with respect to which derivative works are created in connection with, related to, pursuant to, in the conduct of, or as part of the Business. None of the WCG Intangibles, except Off-the-Shelf Software, is registered in the name of any one or more Persons other than WCG, including any one or more current or former owners, equity owners, partners, directors, executives, officers, employees, salesmen, agents, patients, representatives, clients or contractors or any equity owners of WCG, nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments.

3.14.3 None of the WCG Intangibles or their respective past or current uses, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Intellectual Property Right or other proprietary right of any Person. Except as set forth on Schedule 3.14.3, none of the WCG Intangibles is subject to any Encumbrance or Judgment. No Proceeding is pending or, to the knowledge of Sellers, is threatened, nor has any claim or demand been made, against a WCG Company which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by the WCG Companies of any or all of WCG Intangibles. To the knowledge of Sellers, no Person is violating or infringing upon, or has violated or infringed upon at any time, any Intellectual Property Right or other right of any WCG Company or with regard to WCG Intangibles.

3.14.4 Each WCG Company has taken all reasonable commercial action to maintain all Intellectual Property Rights with respect to WCG Intangibles. Except as set forth on Schedule 3.14.4, no portion of any WCG Intangible contains any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” or other software routine, code, or program or hardware component that permits unauthorized access to or use of or disables or erases Software, hardware, or data without the consent of the user, or that is intended or designed to do so.

3.14.5 Any and all licenses, sublicenses and other Contracts covering or relating to any WCG Intangible or to which any WCG Company is a party under which any

WCG Company uses any WCG Intangible is legal, valid, binding, enforceable, except as enforceability may be limited by the Remedies Exception, and in full force and effect, and upon consummation of the Transaction, will continue to be legal, valid, binding, enforceable, except as enforceability may be limited by the Remedies Exception, and in full force and effect on terms identical to those in effect immediately prior to the consummation of the Transaction. To the knowledge of the Sellers, no WCG Company is in breach of or default under any license, sublicense or other Contract covering or relating to any WCG Intangible or has not performed any act or omitted to perform any act which, with or without notice or lapse of time or both, will become or result in a material violation, breach or default thereunder. No Proceeding is pending, is being or, to the knowledge of Sellers, is being or has been threatened, nor has any claim or demand been made against any WCG Company, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any WCG Intangible.

3.14.6 Set forth on Schedule 3.14.6 is a list of all Internet domain names related to or used or held for use in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or licensed to or used, owned, or registered by each WCG Company (the “Domain Names”). WCG is the registrant of all Domain Names, and all registrations of Domain Names are current and in good standing until such dates as set forth on Schedule 3.14.6. No WCG Company has received any notice that any action or activity has been taken or is pending against any WCG Company to challenge rights to, suspend, cancel or disable any Domain Name, the registration therefore, or any right of any WCG Company thereto (including the right to use a Domain Name). Each WCG Company has all the rights to use on the Internet, and otherwise as a trademark and trade name, the Domain Names.

3.14.7 The WCG Companies are the sole owner of, and has good and marketable title to, any and all right, title and interest in and to any and all databases created by or on behalf of any WCG Company related to or held for use or used in the Business. No Person other than the WCG Company has any right or interest of any kind or nature in or to such databases. To the knowledge of Sellers, no Person (i) is violating or infringing upon, or has violated or infringed upon at any time, any right of the WCG Companies in or to such databases, or (ii) is breaching or has breached at any time any duty or obligation owed to any WCG Company in respect of such databases. Neither the past nor current use of any such database or the information contained therein in the Business (a) has violated or infringed upon, or is violating or infringing upon, the rights of any Person, (b) breaches any duty or obligation owed to any Person; or (c) violates the privacy or any Law relating to the privacy of any Person.

3.14.8 The WCG Companies have maintained in connection with its operations, activity, conduct, and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected on the Internet from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of the WCG Companies in connection with, related to, pursuant to, in the conduct of, or as part of the Business (the “WCG Company Web Sites”).

3.15 Contracts.

3.15.1 Set forth on Schedule 3.15 is a list of all of the following types of Contracts to which each WCG Company is a party or by which each WCG Company is bound which provide for an obligation in excess of $50,000 in any 12-month period or a single obligation in excess of $25,000 (collectively, the “Specified Contracts”), grouped into the following categories and, where applicable, subdivided by product line or division: (i) Contracts for the provision of goods and services (including Contracts with suppliers, service providers, clients and government payers and other client Contracts); (ii) Software license and Software maintenance Contracts under which a WCG Company is the licensor or provider of services; (iii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by a WCG Company other than as set forth on Schedule 3.13.1 and Schedule 3.13.2; (iv) loan agreements, mortgages, notes, guarantees, bonds and other financing Contracts; (v) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, (vi) Contracts for the purchase, license, lease and/or maintenance of Software under which a WCG Company is the purchaser, licensee, lessee or user; (vii) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans set forth on Schedule 3.17; (viii) Contracts under which any rights in and/or ownership of any Software product, technology or other Intangible of a WCG Company, or any prior version thereof, other than Off-the-Shelf Software, or any part of the client base, Business or Assets of a WCG Company, or any shares or other equity interests in a WCG Company (or any of its predecessors) was acquired; (ix) Contracts containing clauses that prohibit or restrict a WCG Company from soliciting any employee, client or Referral Source of any other Person or otherwise prohibiting or restricting a WCG Company from engaging in any business or from disclosing information with respect to a WCG Company or the Business; and (x) other Contracts material to the business of a WCG Company (excluding Contracts which constitute Insurance Policies set forth on Schedule 3.21). A description of each oral Specified Contract is set forth on Schedule 3.15, and accurate and complete copies of each written Specified Contract have been delivered to Providence.

3.15.2 Each Specified Contract is valid and in full force and effect, and is enforceable, except as enforceability may be limited by the Remedies Exception, by the applicable WCG Company in accordance with its terms.

3.15.3 Except as set forth on Schedule 3.15: (i) no WCG Company nor any other Person party to a Specified Contract has violated, breached, or declared or committed any default under, any Specified Contract; (ii) no event has occurred, and no circumstance or condition exists that will (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Specified Contract by a WCG Company or a violation or failure to comply with any Judgment or Law (including any non-profit Law) by a WCG Company or any other Person party to a Specified Contract with respect to such Specified Contract, (b) give a WCG Company or any other Person party to a party to a Specified Contract the right to declare a default or exercise any remedy under any Specified Contract, (c) give a WCG Company or any other Person party to a Specified Contract the right to accelerate the maturity or performance of any Specified Contract, or (d) give a WCG Company or any other Person party to a Specified Contract the right to cancel, terminate or modify any Specified Contract; (iii) no WCG Company has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Specified Contract; and (iv) no WCG Company has waived any of its rights under any Specified Contract and the consummation of the Transactions will not give rise to a right of another party to a Specified Contract to terminate or modify any Specified Contract. The event, circumstance or conditions set forth above in (ii) (a)-(d) shall specifically include any event, circumstance or conditions relating to or affecting any Person’s non-profit status.

3.15.4 The performance of the Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or Law (including any non-profit Laws) applicable to any WCG Company or any other Party on or prior to the Closing Date.

3.15.5 Except as set forth on Schedule 3.15, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to any WCG Company under any Specified Contract or any other term or provision of any Specified Contract except to the extent that may be provided in a Specified Contract.

3.15.6 Except as set forth on Schedule 3.15.6, the Specified Contracts are all the Contracts necessary and sufficient to operate the Business of the WCG Companies in the Ordinary Course. Except as set forth on Schedule 3.15.6 (which such Schedule 3.15 shall include project budgets), there are no currently outstanding proposals or offers submitted by any WCG Company to any Referral Source, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of a WCG Company involving an amount or commitment by the WCG Companies exceeding $30,000 in any 12-month period single case or an aggregate amount or commitment by the WCG Companies exceeding $60,000 in the aggregate 12-month period.

3.16 Employees and Independent Contractors.

3.16.1 Set forth on Schedule 3.16 is a list of all of the employees of any WCG Company (including any employee of any WCG Company who is on a paid or unpaid leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages, (iv) all bonuses, commissions and incentives paid at any time during the 12-month period ended June 30, 2007; (v) all bonuses, commissions and incentives paid at any time during the twelve (12) month period ended June 30, 2007; (vi) their last compensation changes and the dates on which such changes were made; (vii) any specific bonus, commission or incentive plans or agreements for or with them; and (viii) the amount of notice or severance or pay in lieu of notice to which each such employee would be entitled upon termination.

3.16.2 Set forth on Schedule 3.16.2, is a list of all consultants, sales representatives and other independent contractors (including province/state or country residence, summary of their payment arrangements and brief description of their jobs or projects currently in progress) engaged by any WCG Company providing for an obligation by any WCG Company in excess of $50,000 in any 12-month period or a single obligation in excess of $25,000.

3.16.3 Except as limited by the specific and express terms of any employment Contracts or consulting contracts set forth on Schedule 3.16.1 and except for any limitations of general application which may be imposed under applicable employment Laws, each WCG Company has the right to terminate the employment of each of its employees without cause on reasonable notice or upon pay in lieu of reasonable notice, and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy, and to terminate the engagement of any of its consultants, sales representatives and independent contractors without payment to such consultant, sales representative or independent contractor other than for services rendered through termination. Furthermore, except for any limitations of general application which may be imposed under applicable employment Laws, no WCG Company has any employee who cannot be dismissed on reasonable notice (which in no case exceeds six months) and no WCG Company is liable to any employee or former employee for any damages under any applicable Law or any agreement or arrangement relating to any Employee Benefits Plan.

3.16.4 Each WCG Company is in compliance with all Laws relating to employment practices. Each WCG Company has delivered to Providence accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and all other materials relating to the employment of the current and former employees of each WCG Company.

3.16.5 No WCG Company is party to or bound by or subject to any collective bargaining Contract, nor has any WCG Company made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, is not required to recognize any labour union or employee association representing its employees or any agent having existing bargaining rights at the date of this Agreement for its employees and, to the knowledge of Sellers, there is no current attempt to organize, certify or establish any labour union or employee association with respect to Employees nor has there ever been any attempt to do so.

3.16.6 Except as set forth on Schedule 3.15.6, since the incorporation date of each WCG Company, no WCG Company has experienced any labor problem that was or is material to it. To the knowledge of Sellers, general relations between each WCG Company and its employees are currently on a good and normal basis. There is no present, pending or, to the knowledge of Sellers, threatened labour strike, dispute, slowdown or work stoppage.

3.16.7 To the knowledge of Sellers: (i) no current employee has received an offer to join a business that may be competitive with the Business of the WCG Companies; and (ii) no current employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that will have an adverse effect on (a) the performance by such employee of any of his or her duties or responsibilities as an employee of a WCG Company, or (b) the Businesses or operations of a WCG Company.

3.16.8 Except as set forth on Schedule 3.16.8, each applicable WCG Company’s current employees (of each WCG Company) have signed agreements with each applicable WCG Company containing restrictions that adequately protect the proprietary and confidential information of each applicable WCG Company and vest in each applicable WCG Company the full ownership of items developed by such current employees.

3.16.9 Except as set forth on Schedule 3.16.9, since January 1, 2007, no current employee of any WCG Company has given notice to a WCG Company of an intention to terminate or has terminated his or her employment. To the knowledge of Sellers, no employee of a WCG Company intends to terminate his or her employment as a result of or in anticipation of Transaction. To the knowledge of Sellers, the Transaction will not adversely affect relations with any employees of any WCG Company.

3.16.10 Except as disclosed in Schedule 3.16.10, no notice has been received by any of the WCG Companies of any complaint filed by any of the employees, claiming a WCG Company (or Companies) has violated the Employment Standards Act in any province or the Human Rights Code in any province (or any applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted or WCG Companies operate) or of any complaints or proceedings of any kind involving WCG Companies or, to the knowledge of Sellers, any of the employees of WCG Companies before any labour relations board. There are no outstanding orders or charges against any WCG Companies under any applicable health and safety legislation in the jurisdictions in which the Business is conducted. All levies, assessments and penalties made against any WCG Companies pursuant to British Columbia’s Workers Compensation Act (and any applicable worker’s compensation legislation in the other jurisdictions in which the Business is conducted) have been paid by WCG and WCG has not been reassessed under any such legislation.

3.16.11 All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of WCG Companies, including the Financial Statements to the respective dates thereof.

3.16.12 Except as disclosed on Schedule 3.16.12, the payment of wages, salaries, commissions or bonuses have not been deferred or delayed by the WCG Companies.

3.17 Employee Benefit Plans.

3.17.1 Schedule 3.17 lists and describes each Employee Benefits Plan in respect of which any WCG Company has any Obligation.

3.17.2 Copies of each written Employee Benefit Plan, as amended to the date hereof, as well as summary descriptions of the Employee Benefit Plans provided to employees and former employees of each WCG Company, the most recent actuarial reports, annual information reports and investment reports and any Employee Benefit Plan financial statements and statements of investment policies and procedures applicable to a WCG Company have been delivered to Providence. In the case of each unwritten Employee Benefit Plan, a written description thereof which accurately describes all material provisions of such Employee Benefit Plan, as amended to the date hereof, has been delivered to Providence. There are no promised improvements, increases or changes to the benefits provided under any Employee Benefit Plan that has not been disclosed to Providence.

3.17.3 The only pension plans, registered or unregistered, in respect of which any of the WCG Companies have any Obligations are the Registered Pension Plan and the Non-Registered Pension Plan. None of the current employees of any of the WCG Companies participate in either the Registered Pension Plan and Non-Registered Pension Plan.

3.17.4 Each Employee Benefit Plan is, and has been, established, registered (where desirable or required), administered and invested, in compliance with: (i) the terms of such Employee Benefit Plan; (ii) all applicable Law; (iii) every agreement (past or present) relating to the benefits provided under such Employee Benefit Plan; (iv) all understandings, written or oral, between the WCG Companies, and any of their respective predecessors, and the employees and former employees of WCG Companies; and (v) all understandings, written or oral, between the Corporation, a Subsidiary and any of their respective predecessors, and the Employees and former employees of the Corporation or a Subsidiary.

3.17.5 To the knowledge of Sellers, no fact or circumstance exists which would adversely affect the tax exempt status of any Employee Benefit Plan; and none of the WCG Companies and/or the Sellers, any subsidiaries or any agent of any of them, has received, in the last seven years, any notice from any person questioning or challenging such compliance (other than in respect of any claim for benefit payments in the Ordinary Course related solely to such a person who is an individual), and Sellers have no knowledge of any such notice from any person questioning or challenging such compliance beyond the last seven years.

3.17.6 All obligations under the Employee Benefit Plans (whether pursuant to the terms thereof, applicable Law or otherwise) have been satisfied, and there are no outstanding defaults or violations thereunder by any of the WCG Companies or the administrator of any Employee Benefit Plan, or, to the knowledge of Sellers, by an agent of any of them, that could result in or give rise to any liability to the WCG Companies, nor do Sellers have any knowledge of any such default or violation by any other party to any Employee Benefit Plan. For greater certainty, all returns, filings, reports and disclosures relating to the Employee Benefit Plans required pursuant to the terms of the Employee Benefit Plans, applicable Law or regulatory authorities have been timely filed or distributed in accordance with all requirements.

3.17.7 Where required by applicable Law or pursuant to the Employee Benefit Plans, each Employee Benefit Plan has been fully funded or fully insured on both an ongoing and solvency basis pursuant to actuarial assumptions and methodology appropriate to the employees and former employees of the WCG Companies.

3.17.8 All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Employee Benefit Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all applicable Law, and no Taxes, penalties or fees are owing or accrued due under or in respect of any Employee Benefit Plan.

3.17.9 There is no investigation, examination, or Proceeding (other than routine claims for benefits) pending or, to the knowledge of Sellers, threatened involving any Employee Benefit Plan or its assets, and, to the knowledge of Sellers, no facts exist which presently or after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination, or Proceeding (other than routine claim for benefits).

3.17.10 No event has occurred respecting any Employee Benefit Plan which would entitle any person, including but not limited to any regulator (without the consent of the relevant WCG Company) to wind up or terminate or require the wind up or termination of any Employee Benefit Plan, in whole or in part.

3.17.11 In respect of each Employee Benefit Plan that is funded, in whole or in part, no person has withdrawn any funds from any such Employee Benefit Plan, taken any contribution holidays in respect of any Employee Benefit Plan or paid any expenses from any Employee Benefit Plan except in accordance with the terms of such Employee Benefit Plan, the trusts or other funding media which govern such plan and applicable Law.

3.17.12 All data necessary to administer each Employee Benefit Plan is in the possession of the WCG Companies, and is complete, correct and in a form which is sufficient for the proper administration of the Employee Benefit Plans in respect of such employees, former employees and their beneficiaries.

3.17.13 None of the Employee Benefit Plans, other than pension plans, provides post employment or post retirement benefits to or in respect of the employees or any former employees of the WCG Companies or to or in respect of the beneficiaries of such employees and former employees.

3.17.14 None of the Employee Benefit Plans requires or permits a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured or self insured Employee Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

3.17.15 None of the WCG Companies, and no agent of any of them, is in breach of any contractual or fiduciary obligation with respect to the administration of the Employee Benefit Plans or the trusts or other funding media relating thereto.

3.17.16 There exists no liability in connection with any former benefit plan relating to the employees or former employees of the WCG Companies and their beneficiaries that has terminated and all procedures for termination of each such former benefit plan has been properly followed in accordance with the terms of such former benefit plan and applicable Law.

3.17.17 Neither the execution of this Agreement nor the consummation of the Transaction will: (i) result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) become payable under any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) entitle any employee to any job security or similar benefit or any enhanced benefits; or (iv) result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Employee Benefit Plan, or result in any Employee Benefit Plan becoming terminable other than at the sole and unfettered discretion of the WCG Companies.

3.17.18 The data provided by the WCG Companies to Providence in connection with the employees and former employees of the WCG Companies and their beneficiaries, including the demographic data and information relating to such persons, was true, accurate and complete in all material respects on the date that it was provided to Providence and remains true, accurate and complete in all material respects as of the date hereof.

3.17.19 The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the employees and former employees of the WCG Companies and their beneficiaries concerning each Employee Benefit Plan, together with all written communications of a general nature provided to such persons, adequately describe the benefits provided under each such Employee Benefit Plan referred to therein.

3.18 Clients, Payers and Suppliers.

Except as set forth on Schedule 3.18, the present relationship of each WCG Company with each client, payer, supplier and provider is, to the knowledge of Sellers, on a good and normal basis, and no WCG Company is experiencing any material problems with any client, payer, supplier or provider. Except as set forth on Schedule 3.18, for the one (1) year period prior to the Closing Date, no WCG Company has experienced termination of, or received notice of an intent to terminate, its relationship with any client, payer, supplier, or provider. The Transaction will not adversely affect any WCG Company’s relations with any client, payer, Referral Source or supplier. Each WCG Company has delivered to Providence an accurate and complete copy of the most recent surveys of clients, families of clients and payers for each WCG Company.

3.19 Taxes.

Each WCG Company has filed all Tax Returns required to be filed by it with any Governmental Body. All such Tax Returns were accurate and complete and have been prepared in compliance with all applicable Laws and regulations. All Taxes due and owing by each WCG Company (whether or not shown on any Tax Return) have been paid. No WCG Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where any WCG Company does not file Tax Returns that a WCG Company may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets of any WCG Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Financial Statements fully reflect, in accordance with GAAP, accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed.

3.19.1 Except as set forth on Schedule 3.19.1, each WCG Company has complied (and until the Closing Date will comply) in all material respects with the provisions of the Tax Legislation relating to the withholding and payment of Taxes and have, within the time and in the manner prescribed by the Tax Legislation, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required to be paid in respect of such employee wages. Each WCG Company has under taken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

3.19.2 No WCG Company nor any director or officer (or employee responsible for Tax matters) of any WCG Company expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the WCG Companies have received notice of the conduct of any Tax audits or administrative Tax proceedings with respect to any WCG Company by any foreign, federal, state or local Taxing Authority and no such Tax audit or Administrative Tax proceeding is pending or currently being conducted. No WCG Company nor any director or officer (or employee responsible for Tax matters) of any WCG Company has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where no WCG Company has filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against any WCG Company.

3.19.3 Set forth on Schedule 3.19.3 is a list of (i) all federal, state, local and foreign Tax Returns other than Tax Returns relating to the goods and services taken under the Excise Tax Act (Canada) filed with respect to any WCG Company for taxable periods ending on or after January 1, 2000; (ii) those Tax Returns that have been audited; and (iii) those Tax Returns that currently are the subject of an audit. Each WCG Company has delivered to Providence accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by each WCG Company since January 1, 2000.

3.19.4 No WCG Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.19.5 The unpaid Taxes of each WCG Company (i) did not, as of the Unaudited Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the WCG Companies in filing its Tax Returns. Since the Unaudited Balance Sheet Date, no WCG Company has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the Ordinary Course.

3.19.6 No WCG Company has taken any reporting position on a Tax Return, which reporting position if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty under the Tax Legislation.

3.19.7 Each WCG Company has complied with all registration, reporting, collection, and remittance requirements in respect of all federal and provincial sales tax legislation, including, but not limited to the Excise Tax Act (Canada), the Retail Sales Tax Act (Ontario) and the Social Service Tax Act (British Columbia). Each WCG Company has provided all invoices, purchase orders, and all such other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed pursuant to the Excise Tax Act (Canada), the Retail Sales Tax Act (Ontario) and the Social Service Tax Act (British Columbia).

3.19.8 There are no circumstances existing which could result in the application of any of sections 78 to 80.04 of the Income Tax Act or any equivalent provincial Tax Legislation to any of the WCG Companies and give rise to a liability for Taxes. For each transaction between the WCG Companies and a person not resident in Canada with whom the WCG Companies were not dealing at arm’s length for the purposes of the Income Tax Act during a taxation year commencing after 1998, the WCG Companies have made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act and did so before the earlier of the time prescribed under those paragraphs and the date hereof.

3.20 Proceedings and Judgments.

3.20.1 Except as set forth on Schedule 3.20: (i) WCG has not received notice of any Proceeding that is currently pending or, to the knowledge of WCG or the Sellers, threatened, nor has any Proceeding occurred since October 1, 2000, to which any WCG Company was a party, or by which any WCG Company or any Assets or Business of any WCG Company are or was affected; (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since October 1, 2000 against any WCG Company and any Seller, or by which any WCG Company or any Assets or Business of any WCG Company are or were affected; and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, statutory or other claim or charge of any nature has been asserted or, to the knowledge of Sellers, threatened by or against WCG, and, to the knowledge of Sellers, there is no reasonable basis for any such claim. Except as set forth on Schedule 3.20, to the knowledge of Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, directly or indirectly, give rise to or serve as a basis for the commencement of any Proceeding described in this Section 3.20.

3.20.2 As to each matter set forth on Schedule 3.20, accurate and complete copies of all pertinent and material pleadings, court applications, Judgments, orders, correspondence and other legal documents have been delivered to Providence.

3.20.3 To the knowledge of Sellers, no officer or employee of any WCG Company is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to any of the businesses of any WCG Company.

3.20.4 There is no proposed Judgment that, if issued or otherwise put into effect, (i) could reasonably be expected to have a Material Adverse Effect on the WCG Companies or on the ability of any WCG Company to comply with or perform any covenant or obligation under this Agreement, or (ii) would have the effect of preventing, delaying, making illegal or otherwise interfering with the completion or consummation of the Transactions.

3.21 Insurance.

Set forth on Schedule 3.21 is a list and description of all Insurance Policies (excluding Insurance Policies that constitute the Employee Benefit Plans set forth on Schedule 3.17) currently owned or maintained by each WCG Company. Except as set forth on Schedule 3.21, accurate and complete copies of all Insurance Policies required to be described on Schedule 3.21 have been delivered to Providence. Each such Insurance Policy is in full force and effect; no WCG Company has received notice of cancellation with respect to any such Insurance Policy; and, to the knowledge of Sellers, there is no basis for the insurer thereunder to terminate any such Insurance Policy. Except as set forth on Schedule 3.21, there are no claims that are pending under any of the Insurance Policies set forth on Schedule 3.21.

3.22 Environmental Matters.

3.22.1 Except as disclosed on Schedule 3.22, each of the WCG Companies carries on the Business, and operates and maintains its properties and assets used in Business in compliance with all Environmental Laws and, to the knowledge of Sellers, there are no facts that could give rise to a notice of non-compliance by any of the WCG Companies with any Environmental Law.

3.22.2 Except as disclosed on Schedule 3.22, each WCG Company has all Environmental Permits required for it to operate its Business and to own, use and operate the properties and assets used in the Business. Each Environmental Permit held by the WCG Companies is valid, subsisting and in good standing, and the WCG Companies are not in default or breach of any such Environmental Permit and no proceeding is pending or threatened and no grounds exist to revoke or amend any such Environmental Permit.

3.22.3 Except as disclosed on Schedule 3.22, none of the WCG Companies has used any of the facilities or Real Property or Leased Real Property (including any real property previously owned, leased, occupied or used by the WCG Companies), or permitted them to be used, to refine, treat, dispose, produce or process Hazardous Substances except in compliance with all Environmental Laws and Environmental Permits held by the WCG Companies.

3.22.4 Except as set forth on Schedule 3.22, no WCG Company, nor any Seller, nor any other person responsible under Environmental Laws for acts of the WCG Companies has been convicted of an offence or been subjected to any Proceedings or been subject to any Judgment or Order or other sanction requiring investigation or remediation of any real property or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and has not settled any prosecution or other proceeding short of conviction in connection therewith. Nor, to the knowledge of Sellers, is there any basis for such future prosecution, Proceeding, Judgment, Order or sanction.

3.22.5 Except as set out in Schedule 3.22, none of the WCG Companies has caused or permitted the Discharge of any Hazardous Substance at, on, or under the Real Property, the Leased Real Property or any real property previously owned, leased, occupied or used by the WCG Companies, or the Discharge of any Hazardous Substance off-site of the Real Property or the Leased Real Property or any real property previously owned, leased, occupied or used by the WCG Companies, except in compliance with Environmental Laws and with Environmental Permits held by the WCG Companies. No part of the Real Property or Leased Real Property has ever been used by any of the WCG Companies or, to the knowledge of Sellers, by any other person as a waste disposal site or land fill. All Hazardous Substances and all other wastes used by the WCG Companies or resulting from the Business have been disposed of and stored in compliance with Environmental Laws and Environmental Permits held by the WCG Companies and, to the knowledge of Sellers, have not been disposed of by the WCG Companies outside Canada.

3.22.6 Except as set out in Schedule 3.22, none of the WCG Companies has received written notice, nor to the knowledge of Sellers, do any facts exist that could give rise to any notice, that any of the WCG Companies, is potentially responsible for any remedial or other corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Law with respect to the Business (including any real property previously owned, leased or used by any of the WCG Companies).

3.22.7 The Seller has provided Providence with copies of all analyses and monitoring data for soil, groundwater and surface water and all reports pertaining to any environmental assessments or audits relating to the Business (including any real property previously owned, leased, occupied or used by any of the WCG Companies) that were obtained by, or are or with reasonable efforts could be in the possession or control of the Sellers or the WCG Companies.

3.22.8 Except as set out in Schedule 3.22, no underground or above-ground storage tanks are or, to the knowledge of Sellers, have been located on any Real Property, Leased Real Property or real property previously owned, leased, occupied or used by the WCG Companies.

3.22.9 Except as set out in Schedule 3.22, no building, structure, equipment or improvement owned, leased, occupied, or used by the WCG Companies contains any friable asbestos or polychlorinated biphenyls.

3.22.10 Sellers have no knowledge of any Hazardous Substance originating from or migrating through any adjoining properties which has or is suspected to be migrating onto, into or under the Real Property or Leased Real Property or otherwise affecting the Business. Sellers have no knowledge of Hazardous Waste migrating from the Real Property or Leased Real Property.

3.23 Questionable Payments.

None of the current or former shareholders, owners, directors, managers, executives, officers, representatives, agents or employees of any WCG Company (when acting in such capacity or otherwise on behalf of any WCG Company or any of its predecessors): (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (iv) has made any false or fictitious entries on the books and records of any WCG Company; (v) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any WCG Company; or (vi) has made any material favor or gift that is not deductible for tax purposes using corporate funds or otherwise on behalf of any WCG Company.

3.24 Third Party Payers.

3.24.1 Each service location of any WCG Company is eligible to receive payments pursuant to an applicable Government Program. Each WCG Company is in compliance in all material respects with all conditions of participation in and eligibility requirements for each applicable Governmental Program. Each WCG Company has timely filed with any applicable Government Body all cost reports or similar filings required to be filed by it under Law in connection with its operations, and all such cost reports or similar filings comply with applicable Laws. No WCG Company has received any notice of pending or possible investigations by, or loss of participation in, any Governmental Program. All billing practices by each WCG Company to all third party payers, including any Governmental Program and private insurance companies, have been accurate and correct and in compliance with all applicable Laws and policies of all such third party payers, and no WCG Company has billed for or received any payment or reimbursement in excess of amounts allowed by Laws. Except as set forth on Schedule 3.24.1, no Seller has knowledge of (i) any statutory or regulatory changes or any administrative rulings which would adversely affect the Business; (ii) any retroactive and/or prospective rate adjustments or pending, or threatened, recapture, offset, recoupment or withholding of payments which would affect the level of program payments received by any WCG Company; and/or (iii) any freezes and/or funding reductions related to payments received by any WCG Company (in connection with services rendered by a WCG Company) from any Governmental Program or other third party payers; and/or (iv) any currently pending or, to the knowledge of Sellers, threatened investigations of any WCG Company by, or loss or suspension of participation in, any Governmental Program. No WCG Company has exceeded any cap or ceiling applicable to payments which may be received from any Governmental Program during any period. No WCG Company has an Obligation to return or refund to any Governmental Program or Government Body any payments received in excess of any applicable payment cap or ceiling.

3.24.2 No WCG Company has an Obligation to any third party fiscal intermediary or carrier administering any Governmental Program, directly to any Governmental Program or any Government Body or to any other third party payer for the recoupment of any amounts previously paid to any WCG Company by any such third party fiscal intermediary or carrier, Governmental Program or other third party payer. There are no pending and, to the knowledge of Sellers, threatened actions by any third party fiscal intermediary or carrier, Governmental Program or other third party payer to suspend payments to any WCG Company.

3.24.3 Without in any way limiting the foregoing, each WCG Company has duly filed all required third-party cost reports or similar reports required for all periods and such reports have been filed either on a timely basis or prior to the time any penalty could be incurred for failure to file on a timely basis or has provided all information necessary or requested to the organizations through which it provides services. All of such cost reports accurately reflect the information to be included thereon and do not claim, and no WCG Company has received, reimbursement in excess of the amount provided by law. Set forth on Schedule 3.24.3 is a list of the cost reports which have been audited or reconciled and finally settled, the status of the cost reports which have not been audited or reconciled and finally settled, and a brief description of any and all notices of program reimbursement. Each WCG Company has disclosed to Providence all information relating to facts and circumstances regarding proposed or pending audit or reconciliation adjustments, disallowances, appeals of disallowances, any reserves recorded with respect to filed costs reports and any and all other unresolved claims or disputes in respect of such cost reports. Except as set forth on Schedule 3.24.3, to the knowledge of Sellers, there are no facts or circumstances that may reasonably give rise to any disallowance under any such cost report.

3.24.4 Without in any way limiting the foregoing provisions contained in this Section 3.24, each WCG Company has provided to and/or obtained from any applicable

Government Body all required Permits necessary to qualify for any Governmental Program payment or reimbursement and is continuing compliance with such Permits or cooperated with the certified organizations through which it provides services (whether a Government Body or otherwise) to the extent necessary for such organizations to so qualify and comply.

3.25 Referral Relationships.

3.25.1 Except as set forth on Schedule 3.25.1, no WCG Company nor any Seller, nor any agent or representative acting on behalf or for the benefit of any WCG Company has: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present clients, Referral Sources, suppliers, contractors or third party payers in order to obtain business or payments for such persons; (ii) given or agreed to give, or has knowledge that there has been made or that there is any agreement to make, any gift to or gratuitous payment of any kind (whether in money, property or services) to any then-existing or potential client, referral sources, supplier, contractor, third party payer or any other person; (iii) made or agreed to make, or has knowledge that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books for any reason; or (v) made or agreed to make, or has knowledge that there has been made or that there is an agreement to make, a payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

3.25.2 As set forth on Schedule 3.25.2, each WCG Company has delivered to Providence accurate and complete copies of any contract, lease agreement or other written arrangement and has provided a written description to Providence of any oral arrangements, including any joint venture or consulting agreement, with any Person who is in a position to make or influence referrals to or otherwise generate business for any WCG Company.

3.26 Related Party Transactions.

Except as set forth on Schedule 3.26, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any WCG Company and any Related Party of any WCG Company.

3.27 Brokerage Fees.

Except for the Additional Payment or as set forth on Schedule 3.27, no Person acting on behalf of any WCG Company is or shall be entitled to any brokerage or finder’s fee in connection with the Transactions.

3.28 Inapplicability of Anti takeover Laws.

No WCG Company is subject to any takeover Law that might apply to the transactions contemplated hereby.

3.29 Internal Controls.

Each WCG Company has disclosed to Providence (i) any material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any respect any WCG Company’s, or Providence’s (after consummation of the Transaction and solely as a result of the Transaction), ability to record, process, summarize and report financial information for the Business and (ii) any fraud that involves management or other employees of the Business in any WCG Company’s or Providence’s (after consummation of the Transaction and solely as a result of the Transaction) internal controls over financial reporting. No WCG Company has identified any material weaknesses in the design or operation of internal controls other than as set forth on Schedule 3.29. The WCG Companies have provided all information and records as requested by Providence or its auditors to enable them to determine if Providence’s auditors and chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

3.30 Full Disclosure.

No representation or warranty made by any WCG Company or any Seller in this Agreement or pursuant hereto (i) contains any untrue statement of any material fact or (ii) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect. The copies of documents, if any, attached as Schedules to this Agreement or otherwise delivered to Providence in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Providence’s understanding thereof.

3.31 No Further Representations and Warranties.

Each of Providence, Exchangeco and Holdco acknowledges and agrees that, except as set forth in this Agreement, no Seller makes any representation or warranty, express or implied, at law or in equity, with respect to the Sellers or any WCG Company, their businesses, their past, current or future financial condition, their properties, assets, liabilities or operations, their past, current or future profitability or performance, or any other matter, individually or in the aggregate (including the Budget), and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, each Seller expressly disclaims any representation or warranty of any Seller that is not set forth in this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PROVIDENCE, HOLDCO AND EXCHANGECO

Knowing that the Sellers are rely thereon, Providence, Holdco and Exchangeco represent and warrant to Sellers as of the date of this Agreement, and covenants with the Sellers, as follows:

4.1 Organization.

Each of Providence, Holdco and Exchangeco are corporations that are duly organized, validly existing and in good standing under the corporate Laws of the jurisdiction of incorporation of each such Entity. Each such Entity possesses the full corporate power and authority to own its Assets, conduct its business and enter into this Agreement.

4.2 SEC Filings.

In the twelve (12) months prior to the Closing Date, Providence has filed in a timely manner each document or report required to be filed by it pursuant to the Exchange Act; each such document or report at the time it was filed conformed in all material respects to the requirements of the Exchange Act (the “Providence SEC Documents”) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Providence SEC Document has been revised or superseded by a later filed Providence SEC Document that was filed and publicly made available prior to the date of this Agreement, no Providence SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.3 Authority, Authorization and Enforceability.

Each of Providence, Holdco and Exchangeco has the right, power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Documents, and the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated herein and therein by each of Providence, Holdco and Exchangeco has been duly authorized by all necessary actions by the board of directors of each such Entity. This Agreement and each Ancillary Document has been duly and validly executed and delivered by each of Providence, Holdco and Exchangeco, and, in each case, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding agreement of each of Providence, Holdco and Exchangeco and is enforceable against each of Providence, Holdco and Exchangeco in accordance with its terms, except as enforceability may be limited by the Remedies Exception.

4.4 Non-Contravention.

Each of Providence’s, Holdco’s and Exchangeco’s execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the Transaction, do not and will not result in the violation or default of any (i) provision of its constating documents or certificate of incorporation and bylaws, as applicable, or (ii) instrument, Judgment or Contract to which it is a party or by which it is bound, individually or in the aggregate, which would reasonably be expected to (a) prevent the consummation of, or materially delay its ability to perform its obligations hereunder or to consummate the Transaction or (b) constitute a Material Adverse Effect with respect to Providence, Holdco or Exchangeco.

4.5 Consents and Approvals

Each Consent necessary for the valid authorization, issuance, sale and delivery of the Closing Shares, the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, has been made or obtained by Providence, Holdco or Exchangeco, as applicable, and is in full force and effect, except as may be required under applicable U.S. Securities Laws.

4.6 Status of Shares.

The Closing Shares issuable hereunder have been duly authorized and, when issued pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Documents and under applicable securities Laws. The Providence Shares issuable pursuant to the Support Agreement and the Exchange Trust Agreement, when issued in exchange for Exchangeco Shares pursuant to the Support Agreement and the Exchange Trust Agreement, will be validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Documents and under applicable securities Laws. Under its governing documents, Providence has 40,000,000 common shares authorized for issuance.

4.7 Stock Exchange Listing.

The Providence Shares are listed on the Nasdaq National Market.

4.8 Litigation.

Except as disclosed in the Providence SEC Documents, there is not pending, nor to the knowledge of Providence, threatened, any Proceeding against Providence or any of its Subsidiaries or any of their respective directors, officers or employees having management responsibilities, or to which any of Providence or its Subsidiaries assets are subject, before or brought by any Government Authority which could, if adversely determined, prevent the completion of the Transaction.

4.9 Brokers’ Fees.

Neither Providence nor any Providence Subsidiary has incurred any Obligation for a fee, commission or other compensation to pay any broker, investment bank, finder or agent in connection with the Transaction, except as provided in this Agreement in respect of the Additional Payment.

4.10 No Further Representations and Warranties.

Each of Sellers acknowledges and agrees that, except as set forth in this Agreement, none of Providence, Holdco or Exchangeco makes any representation or warranty, express or implied, at law or in equity, with respect to any of their businesses, their past, current or future financial condition, their properties, assets, liabilities or operations, their past, current or future profitability or performance, or any other matter, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, each of Providence, Holdco or Exchangeco expressly disclaims any representation or warranty of any of Providence, Holdco or Exchangeco that is not set forth in this Agreement.

SECTION 5. CLOSING

5.1 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before 5:00 p.m. PDT time on August 1, 2007, provided the date of such Closing is no earlier than the day the last of the conditions in Section 7 and Section 8 is fulfilled or waived. The date on which Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. PDT on the Closing Date.

SECTION 6. INTENTIONALLY OMITTED

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Closing of Providence.

Each and every obligation of Providence to enter into and complete Closing is subject, at Providence’s option, to the fulfillment and satisfaction of each of the following conditions:

7.1.1 The representations and warranties of each WCG Company and each Seller contained in this Agreement will be accurate and complete in all respects as of the Closing Date as if made on and as of such date (except for such representations and warranties which refer to or are made of as of another specified date, in which case such representations and warranties shall have been correct as of such date). The Schedules to this Agreement will be accurate and complete on and as of the Closing Date. Each WCG Company and each Seller will have performed and complied with all covenants, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Sellers will have delivered to Providence a certificate, dated the Closing Date and signed by each certifying that the conditions set forth in this Section 7.1.1 have been satisfied.

7.1.2 No Proceeding will have been instituted before any Governmental Body or instituted or threatened by any Person which has a Material Adverse Effect on the WCG Companies or restrains or prevents the carrying out of the Transaction or seek damages in connection with the Transaction.

7.1.3 All necessary Permits and/or filings (including Consents) for the Transaction to be obtained and/or will have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.1.4 No Material Adverse Effect with respect to any WCG Company from and as of the date of the Unaudited Balance Sheet Date to the Closing Date.

7.1.5 Each WCG Company, and each Seller (as applicable) shall have authorized the consummation of the Transaction contemplated by this Agreement by proper approval of its equity owners and directors.

7.1.6 Any and all Obligations of the WCG Companies:

7.1.6.1 due to each Seller or their Related Parties or affiliates other than consulting payments and amounts under Employee Benefit Plans accrued in the Ordinary Course from August 1, 2007 to the Closing Date but not yet due and payable and other than rent payable under the Victoria Lease which is not due and payable, (collectively referred to as the “Sellers Obligations”) shall have been paid off by the WCG Companies in full satisfaction of such Obligation(s) on or prior to the Closing Date; and

7.1.6.2 which constitute long-term debt (including the current portion of any long term debt) shall have been paid off by the WCG Companies in full satisfaction of such Obligation(s) on or prior to the Closing Date.

7.1.7 WCG’s Stockholder Agreement shall have been terminated in accordance its terms.

7.1.8 Each Seller shall have terminated any advisory and consulting contracts with any WCG Company and shall have released the WCG Companies for any and all Obligations relating thereto.

7.1.9 The deliveries set forth in Section 8.1 shall have occurred.

7.2 Conditions Precedent to Closing of the Sellers.

Each and every obligation of the Sellers to enter into and complete Closing is subject, to the fulfillment and satisfaction of each of the following conditions:

7.2.1 The representations and warranties of Providence, Holdco and Exchangeco contained in this Agreement will be accurate and complete in all respects as of the Closing Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been correct as of such date). Each of Providence, Holdco and Exchangeco will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by each of them, as applicable, on or prior to the Closing Date. Each of Providence, Holdco and Exchangeco will have delivered to the Sellers a certificate, dated the Closing Date, and signed by an authorized officer of Providence, Holdco and Exchangeco certifying that the conditions set forth in this Section 7.2.1 have been satisfied.

7.2.2 All necessary Permits and/or filings for the Transaction to be obtained and/or made by Providence, Holdco and Exchangeco, as applicable, if any, will have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.2.3 Proceeding will have been instituted before any Governmental Body or instituted or threatened by any Person which could materially prevent the carrying out of the Transaction.

7.2.4 The deliveries set forth in Section 8.2 shall have been made.

SECTION 8. DELIVERIES AT CLOSING

8.1 The WCG Companies’ and the Sellers’s Deliveries at Closing.

The WCG Companies and the Sellers, as applicable, shall deliver to Providence at Closing:

8.1.1 An Assignment of the Equity Interests or stock power assigning all of the Equity Interests owned by each Seller to Exchangeco.

8.1.2 A good standing certificate or the equivalent for each WCG Company, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of incorporation or formation and from each other jurisdiction in which each WCG Company is qualified or registered to do business as a foreign corporation.

8.1.3(i) A certified copy of the certificate of incorporation, and each amendment thereto, of each WCG Company, from the Registrar of Companies (British Columbia) or equivalent of the jurisdiction in which each WCG Company is organized, and (ii) a copy of each WCG Company’s constating documents and each amendment thereto, as applicable, as certified by the secretary of such WCG Company.

8.1.4 Copies of the resolutions duly adopted by the board of directors and equity holders of WCG authorizing WCG to execute, deliver and perform this Agreement and to consummate the Transaction, certified by an officer of WCG as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.1.5 A certificate of the secretary of WCG as to the incumbency and signatures of the officers of WCG executing this Agreement;

8.1.6 The Escrow Agreement duly executed by the Sellers along with the Exchangeco Stock to be delivered to the escrow agent and held under the Escrow Agreement as described in Section 2.2.2.6.

8.1.7 Duly executed resignations of each director and officer of each WCG Company, other than as specified by Providence.

8.1.8 The minute books, equity transfer books and seal of each WCG Company.

8.1.9 Payoff statements or termination statements and any other termination documents terminating all Encumbrances, other than Permitted Encumbrances, and claims in and to the Assets and Equity Interest and the Leased Real Property.

8.1.10 Receipts acknowledging Sellers’ receipt of the Closing Date Payment and the Closing Shares.

8.1.11 Copies of all Consents listed on Schedule 3.3.7, to the satisfaction of Providence.

8.1.12 All keys to safe deposit boxes of each WCG Company and authorized forms to change (i) the permitted users of the safe deposit boxes and (ii) permitted users and authorized persons for banking relationships.

8.1.13 The legal opinions of counsel to the Sellers and the WCG Companies, in form and substance acceptable to Providence.

8.1.14 The releases in the form of Exhibit 8.1.14, duly executed by WCG Companies and each Seller (the “Releases”).

8.1.15 Employment agreements (with restrictive covenants) satisfactory to Providence executed by I. Ferguson, Rae, Bailey and Parker.

8.1.16 A Landlord waiver and estoppel certificate and lease amendment shall have been entered into and delivered with respect to the Victoria Lease, to the reasonable satisfaction of Providence.

8.1.17 The Exchange Trust Agreement, duly executed by the Sellers.

8.1.18 Documents assigning the Registered Pension Plan and the Non-Registered Pension Plan, including an assignment and assumption agreement (“Plan Assignment”), directors resolutions of the participating Entities of such plans and consent of the beneficiaries of such plans.

8.1.19 All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Providence in order to fully consummate the Transaction and carry out the purposes and intent of this Agreement.

8.2 Providence’s Deliveries at Closing.

Providence shall deliver to the Sellers at Closing:

8.2.1 Wire transfers of immediately available Canadian dollars of the Closing Date Payment in the amounts and to the recipients specified in Section 2.2.2.1 herein.

8.2.2 Wire transfers of immediately available Canadian dollars of the Additional Payment as directed by the Sellers or WCG;

8.2.3 A good standing certificate (or its equivalent) of Providence, Holdco and Exchangeco, dated within ten days of the Closing Date.

8.2.4(i) A certified copy of the certificate of incorporation, and each amendment thereto, of each of Providence, Exchangeco and Holdco from the appropriate body in the jurisdiction in which each of Providence, Exchangeco and Holdco is organized and (ii) a copy of each of Providence’s, Exchangeco’s and Holdco’s constating documents and each amendment thereto, as applicable, as certified by the secretary of such corporation.

8.2.5 Copies of the resolutions duly adopted by the board of directors of Providence, Holdco and Exchangeco, authorizing each such entity to execute, deliver and perform this Agreement and to consummate the Transaction, certified by an officer of each such entity as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.2.6 A certificate of the Secretary of Providence, Holdco and Exchangeco as to the incumbency and signatures of the officers of each such entity executing this Agreement.

8.2.7 The Closing Shares delivered to Sellers in accordance with Schedule 2.2.2.

8.2.8 Receipts acknowledging receipt by Exchangeco of the Equity Interests.

8.2.9 The Support Agreement and The Exchange Trust Agreement, duly executed by Providence and Exchangeco, as applicable.

8.2.10 The Escrow Agreement, duly executed by Providence.

8.2.11 The legal opinion of Blank Rome LLP and Fraser, Milner, Casgrain LLP, counsel to Providence, Exchangeco and Holdco in form and substance acceptable to Sellers.

SECTION 9. CERTAIN OBLIGATIONS AFTER CLOSING

9.1 Post-Closing Cooperation of the Parties.

9.1.1 From and after the Closing Date: (i) the Sellers shall use best efforts to cooperate with Providence to transfer to Providence the full control and enjoyment of the Business and Assets of the WCG Companies; (ii) Sellers shall not take any action, directly or indirectly, alone or together with others, that obstructs or impairs the smooth assumption by Providence of control of the Business and the Assets, (iii) Sellers shall promptly deliver to Providence all correspondence, papers, documents and other items and materials received by them or found to be in their possession which pertain to the Business or the Assets of the WCG Companies and (iv) Sellers shall use commercially reasonable efforts to cooperate with Providence in connection with the preparation and audit of any financial statements of the WCG Companies through the Closing Date, including, without limitation, where appropriate, the signing of such reasonable accurate management representation letters as are required in connection with such audit. At any time and from time to time after the Closing Date, Seller’s will at Providence’s request and without further consideration, and Providence, Exchangeco and Holdco will at Sellers’ request and without further consideration, as applicable, promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Providence or the Sellers, as the case may be, may reasonably request, in order to fully consummate the Transactions and fully carry out the purposes and intent of this Agreement including such documents and actions as may be required in connection with the continuation or termination of the Employee Benefit Plans, the adoption of Providence’s Employee Benefit Plans and the filing of Tax Returns of the WCG Companies for all periods ending on, before or including the Closing Date.

9.2 Preparation of Tax Returns.

9.2.1 Tax Return Periods through the Closing Date. Sellers shall prepare or cause to be prepared all Tax Returns with respect to the WCG Companies for taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date (“Pre-Closing Tax Periods”). The cost and expense of preparing the Tax Returns for the Pre-Closing Tax Periods shall be borne solely by Sellers. At least fifteen (15) days prior to the due date of such Pre-Closing Tax Period Tax Returns (including applicable extension periods), Sellers shall provide Providence with a copy of such Pre-Closing Tax Period Tax Returns for review and shall accept any such comments which are reasonable. The Pre-Closing Tax Period Tax Returns shall include the income and other tax attributes of each WCG Company for all applicable periods ending on or before the Closing Date. Sellers shall pay all Taxes that are shown as due on the Pre-Closing Tax Period Tax Returns. The income, loss and other deductions of each WCG Company through the Closing Date shall be computed as if its taxable year ended on and included the Closing Date.

9.2.2 Tax Return Periods Straddling the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Tax Period”), the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall, in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire tax period multiplied by a fraction of the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by law) of Sellers.

9.3 Cooperation on Tax Matters.

9.3.1 Providence, the WCG Companies and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any Tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Providence, the WCG Companies and the Sellers, agree (a) to retain all books and records with respect to Tax matters pertinent to each WCG Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Providence or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each WCG Company or Providence, as the case may be, shall allow the other party to take possession of such books and records.

9.3.2 Providence, the Sellers and the WCG Companies agree, upon request, to use commercially reasonable efforts to obtain any ruling, certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction.

9.4 Amended Returns.

Any amended Tax Return of a WCG Company or claim for Tax refund on behalf of WCG Company for any period for which the Sellers are responsible under Section 9.2 shall be filed, or caused to be filed, only by Providence.

9.5 Restrictive Covenants.

Sellers acknowledge that Providence (and its affiliates and subsidiaries) expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its client and government payer base, and improve, develop and expand its service offering. After the Closing, Providence may wish to continue to and expand the business of the WCG Companies (on its own or through its affiliates and subsidiaries) by: (i) by providing the services provided by the WCG Companies to new clients and government payers outside the geographic area in which such services are currently provided (including, without limitation, throughout Canada and the United States); (ii) by providing the services provided by Providence to the clients and payers of the WCG Companies; and (iii) by providing the services provided by the WCG Companies to the clients and payers of Providence. Each Seller expressly acknowledges that the Restrictive Covenants contained herein are a material part of the consideration bargained for by Providence and to preserve the goodwill associated with the Business, and without the agreement of each Seller to be bound by such Restrictive Covenants, Providence would not have entered into this Agreement. Each Seller further acknowledges and agrees that the Restrictive Covenants are reasonable and necessary to protect Providence’s legitimate business interests.

9.5.1 Confidentiality Covenant. The Sellers acknowledge that they have acquired valuable information concerning each WCG Company, its business, its customers, its internal and external processes, and other proprietary information and/or may acquire valuable information concerning Providence, its business, its customers, its internal and external processes, and other proprietary information. The Sellers agree that all such information is confidential and shall not be disseminated, shared, given, revealed, sold, assigned, transferred or otherwise delivered in any way or in any manner to any Person not a party to this Agreement, except each Sellers’s lawyers or accountants, but only to the extent such information is reasonably necessary for the express purpose of that advisor. The Sellers shall, prior to delivery of such information to such advisors, obtain an executed acknowledgement from such advisors binding such advisors to the confidentiality provisions set forth herein.

9.5.2 Non-competition Covenant. For the period beginning on the date hereof and ending on the later of the third (3rd) anniversary of (x) the Closing Date or (y) the date such Seller ceases to be an employee of, or a consultant or an independent contractor to, any of the WCG Companies (the “Restricted Period”) each Seller shall not, directly or indirectly (whether as an owner, manager, consultant, independent contractor, advisor or any capacity whatsoever), engage in or provide service to any Competitive Business in Canada, the United States or any other jurisdiction in which the WCG Companies or Providence (or its Subsidiaries and affiliates) provides services. “Competitive Business” shall mean any Person, other than the

WCG Companies and Providence (or any of its Subsidiaries), that is providing services similar to, or in competition with, those services that the WCG Companies and/or Providence (or any of its Subsidiaries and affiliates) are providing (including the services provided by the Business) or have written plans to provide (which have been submitted to its chief executive officer or Board of Directors), and which such Seller has any involvement with or exposure to during the Restricted Period.

9.5.3 Non-solicitation Covenant. During the Restricted Period, no Seller will, directly or indirectly (whether as an owner, manager, consultant, independent contractor, advisor or any capacity whatsoever), solicit, hire or retain any Person wherever situated who during the Restricted Period was or is a customer (including a Person to which Providence or its subsidiaries or affiliates provide management services), supplier, government or other third party payer, employee of, or a consultant or an independent contractor to, any of the WCG Companies or Providence (or any of its subsidiaries or affiliates) in any manner which interferes with such Person’s relationship with any of the WCG Companies or Providence (or any of its subsidiaries or affiliates), and if contacted by any such Person will not engage in any of the aforementioned activities.

9.5.4 Enforcement of Covenants. The parties hereto declare that it is impossible to measure in money the damages that will accrue to Providence in the event that a Seller breaches any of the covenants set forth in Section 9.5.1, 9.5.2 or 9.5.3 (“Restrictive Covenants”). In the event that a Seller breaches any such Restrictive Covenant, Providence shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond), restraining a Seller from violating such Restrictive Covenant. Each Seller hereby waives the claim or defense that Providence has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Providence has an adequate remedy at law. The parties hereby agree that the Restricted Period shall be extended, with respect to a Seller by any period during which a Seller is found to be in violation of, or to have violated, these Restrictive Covenants.

9.5.5 Scope of Covenants. In the event that any of the provisions of this Agreement (including, without limitation, the Restrictive Covenants) should ever be adjudicated to exceed the time, geographic, product or service and/or other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service and/or other limitations permitted by applicable Law. If the Restrictive Covenants of this Agreement are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish Providence’s right to enforce such Restrictive Covenants in any other jurisdiction.

9.6 Closing Financial Statements.

Sellers Representative and Providence shall cooperate and use reasonable best efforts to cause WCG Companies Auditor to prepare audited consolidated financial statements of the WCG Companies as of the close of business immediately preceding the Closing Date consisting of an audited consolidated balance sheet of the WCG Companies as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”) and an audited consolidated income statement for the WCG Companies for the period from October 1, 2006 to the close of business on the day immediately preceding the Closing Date (the “Closing Income Statement”) and a statement of cash flow, together with all notes thereto required by GAAP (collectively, the “Closing Financial Statements”). The cost and expenses incurred by the WCG Companies Auditor in preparing the Closing Financial Statements shall be borne equally by Sellers and Providence.

9.7 SEC Compliance.

To the extent requested by Providence, Sellers shall use commercially reasonable efforts to assist Providence with respect to Providence’s completion of any audit procedures necessary for Providence to comply with its SEC filings required to be made in connection with the signing of this Agreement and the Closing, including causing the WCG Companies’ current accountants and auditors to cooperate with Providence.

SECTION 10. INDEMNIFICATION

10.1 Indemnification by the Sellers.

Each Seller shall, jointly and severally, indemnify, defend and hold harmless Providence, its officers, directors, employees, agents, representatives, subsidiaries, affiliates (including, the WCG Companies) and Providence’s successors and assigns (each a “Providence Indemnified Party” or, collectively, the “Providence Indemnified Parties”) from and against, without duplication, any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable attorneys’ or lawyers’ fees and court costs (each a “Loss”, or collectively the “Losses”), arising out of or caused by, directly or indirectly, any of the following; provided, the determination of Losses shall be made without regard to any materiality qualification:

10.1.1 Any misrepresentation, breach or failure of any warranty or representation made by the Sellers (or in the case of a representation and warranty that is expressed to be made severally by a Seller, in the case of that Seller only in proportion to such Seller’s portion of the Closing Date Payment) or the WCG Companies in or pursuant to this Agreement (without regard to any supplement to the Schedules), it being the agreed intention of the parties that for purposes of this Section, in determining the accuracy of any representation or warranty made by any of the Sellers in this Agreement, such representations and/or warranties shall be deemed to have been made without limitation based upon any standard of materiality including each reference to Material Adverse Effect, notwithstanding any language contained in any such Section that would otherwise have the effect of so limiting any representation or warranty set forth therein. It is understood by the parties that the representations and warranties made by the Sellers in this Agreement survive until the Expiration Date, provided that Sellers shall have no liability to a Providence Indemnified Party in respect of any breach of any representation or warranty made by Sellers where the amount of the Loss in respect of such breach of representation or warranty is (i) provided for and actually paid pursuant to the Final Working Capital, (ii) is deducted from the Closing Cash Payment pursuant to Section 2.2.2, or (iii) is an Account Receivable for which indemnification is provided under Section 10.1.10.

10.1.2 Any failure or refusal by any of the Sellers to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by any or all of them.

10.1.3 Except to the extent reflected on the Actual Working Capital Statement, (i) any Taxes of any WCG Company for any Pre-Closing Tax Periods, (ii) for the unpaid Taxes of any Person as a transferee or successor, by contract or otherwise, and (iii) any Taxes arising out of or relating to any Contract with a Related Party of a WCG Company. The right of Providence Indemnified Parties to indemnification under this Section 10.1.3 shall not be affected by the fact that such deficiency, adjustment or assessment is made against or imposed upon a member of Providence Indemnified Parties as a result of the fact that, after the Closing Date, the WCG Companies shall be included in the consolidated federal income tax returns filed by Providence Indemnified Parties.

10.1.4 Sellers Obligations and Obligations of any WCG Company constituting long-term debt.

10.1.5 Any Proceeding against Providence Indemnified Parties by any Person arising out of or caused by, directly or indirectly, any act or omission of any WCG Company, or any of its equity holders, managers, officers, employees, agents or representatives, occurring at any time on or before the Closing Date.

10.1.6 Any Proceeding disclosed on Schedule 3.20.

10.1.7 Any Obligation (including, without limitation, Taxes) arising out of or related to any Contract with a Related Party of a WCG Company.

10.1.8 Any Obligation to pay bonuses in the Ordinary Course.

10.1.9 Any Obligation to Scotia Capital (including any indemnification Obligation) or other costs, expenses and fees arising out of or relating to the sale of or financing of the WCG Companies, except the Additional Payment.

10.1.10 The failure of Providence to actually receive full payment on all Closing Date Receivables within six (6) months of the Closing Date to the extent such failure causes the Realized Working Capital to be less than $5,200,000 and the failure of Sellers to pay the shortfall, if any, within three (3) Business Days. “Realized Working Capital” shall mean all components of Working Capital as finally determined pursuant to Section 2.2.3 except that the amount of Accounts Receivable that is actually collected within six (6) months of the Closing Date shall be substituted for the amount of Accounts Receivable shown on the finally determined calculations of Working Capital.

10.1.11 Any Obligation under any Employee Benefit Plan which arises on or before the Closing Date and any Obligation under any pension plan existing prior to the Closing Date (including the Registered Pension Plan and the Non-Registered Pension Plan) which arises before or after the Closing Date and any failure to comply with, or breach of, the Plan Assignment by any assignee party to the Plan Assignment.

10.2 Indemnification by Providence.

Providence shall indemnify, defend and hold harmless Sellers and each of their respective officers, directors, employees, agents, representatives, subsidiaries their executors, administrators and personnel representatives, as applicable, (each a “Sellers Indemnified Party” or collectively, the “Sellers Indemnified Parties”), from and against, without duplication, any and all Losses, arising out of or caused by, directly or indirectly, any or all of the following:

10.2.1 Any misrepresentation, breach or failure of any warranty or representation made by Providence, Exchangeco or Holdco in or pursuant to this Agreement, the Support Agreement or the Exchange Trust Agreement, it being the agreed intention of the parties that for purposes of this Section, in determining the accuracy of any representation or warranty made by any of Providence, Holdco or Exchangeco in or pursuant to this Agreement, the Support Agreement or Exchange Trust Agreement, such representations and/or warranties shall be deemed to have been made without limitation based upon any standard of materiality including each reference to Material Adverse Effect, notwithstanding any language contained in any such Section that would otherwise have the effect of so limiting any representation or warranty set forth therein.

10.2.2 Any failure or refusal by Providence, Holdco or Exchangeco to satisfy or perform any covenant, term or condition of this Agreement, the Support Agreement or the Exchange Trust Agreement that is required to be satisfied or performed by it.

10.2.3 Any adverse change in the Tax liability of the Sellers as a result of an amendment of a WCG Tax Return filed after the Closing Date, which Tax liability relates to any tax period ending on or before the Closing Date.

10.3 Indemnification Procedures.

With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Providence or the Sellers, as the case may be, (the “Indemnitee”) is entitled to indemnification from the Sellers or Providence, as the case may be, (the “Indemnitor”):

10.3.1 The Indemnitee shall give the Indemnitor prompt written notice (an “Indemnification Notice”) of any matter or event that could give rise to a claim for indemnification by the Indemnitor under this Section 10, including any Third Party Claim. Each Indemnification Notice shall specify the basis on which indemnification is sought and the Indemnitee’s good faith estimate of the amount of its Losses and, in the case of a Third Party Claim, contain (by attachment or otherwise) such other information as such Indemnitee may have concerning such Third Party Claim. After the delivery of an Indemnification Notice, the Indemnitee shall provide prompt written notice to the Indemnitor of all developments relating to the claim in the related Indemnification Notice and any material changes in Indemnitee’s good faith estimate of the amount of its Losses. The Indemnitee shall provide the Indemnitor with reasonable access, upon reasonable notice and during normal business hours, to its books and records, properties and personnel relating to the claim in the Indemnification Notice. The Indemnitee will not be entitled to indemnification for Losses of the Indemnitee to the extent that any delay in providing an Indemnification Notice or notice of future developments or other failure to follow the procedures set forth in this Section 10 actually and materially prejudices the Indemnitor’s ability to defend a Third Party Claim.

10.3.2 If a third party action, suit, claim or demand is involved (a “Third Party Claim”), then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (“Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any patient, Referral Source, prospect, supplier, payer, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

10.3.3 All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) Business Days after a final Judgment (after allowing Indemnitor the option of exhausting all possible appeals) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed. If the amounts owed by the Indemnitor to the Indemnitee are not paid when due, interest shall accrue on such amount at the rate of six percent (6%) per annum compounded until paid in full.

10.4 Limits on Indemnification.

10.4.1 Maximum Liability. The maximum liability that Sellers or Providence, as applicable, may have with respect to claims for indemnification under Sections 10.1.1 and 10.2.1, respectively, will be an amount equal to $4,130,000 subject to the adjustment in accordance with Section 10.6 below (the “Indemnification Cap”), other than with respect to indemnification matters relating to (i) Section 3.1 (Organization), (ii) Section 3.2 (Authority, Non-Contravention, (iii) Section 3.3 (Non-Contravention), (iv) Section 3.4 (Capital Stock and Ownership), (v) Section 3.19 and Section 9.2.1 (Taxes), (vi) Section 3.17 (Employee Benefit Plans), (vii) Section 3.23 (Questionable Payments) (viii) title to the Assets or the Equity Interests free and clear of any Encumbrance, (ix) Section 4.1 (Organization), (x) Section 4.3 (Authority, Authorization and Enforceability), (xi) Section 4.4 (Non-Contravention), (xii) Section 4.5 (Consents and Approvals), (xiii) Section 4.8 (Broker’s Fees), (xiv) fraud, intentional misconduct, willful misconduct or bad faith on the part of the Indemnitor, (xv) claims made by any Providence Indemnified Parties hereunder in connection with Losses resulting, arising from or related to any Proceeding disclosed on Schedule 3.20 and any Losses pursuant to Sections 10.1.2 through 10.1.11, inclusive, (xvi) claims made by any Seller Indemnified Party in connection with Losses resulting, arising from or related to any Losses pursuant to Sections 10.2.2 or 10.2.3,

(xvii) Obligations of the Sellers and the WCG Companies for their costs and expenses associated with the Transaction except the Additional Payment, (xviii) adjustments to the Purchase Price and payment of Accounts Receivable when such Accounts Receivable is collected pursuant to Section 2.3.3.7, and any deductions to the Closing Date Payment set forth in Section 2.2.2.1, and (xix) any claim made by any Seller Indemnified Party in connection with Losses resulting, arising from or related to any Losses for a failure to deliver the Earn Out Shares, Earn Out Cash or Extra Earn Out, or any breach of or default by and Providence Indemnified Party under the Exchange Trust Agreement (including the delivery of the Providence Shares pursuant thereto) or the Support Agreement (collectively, the “Carve-outs”).

10.4.2 Thresholds. Providence and the Sellers shall not be required to indemnify and hold harmless for Losses until the aggregate amount of Losses accruing against Providence on one hand and the Sellers on the other hand, exceeds $135,000.00 (the “Threshold Amount”), after which the responsible party or parties shall be obligated for all Losses, as applicable, without regard to the Threshold Amount; provided however that the Threshold Amount shall not apply to Losses arising out of or relating to the Carve-outs.

10.5 Reduction for Insurance or Other Recoveries.

The amount which an indemnifying party or parties, as the case may be, is required to pay to, for or on behalf of the applicable Indemnitee pursuant to this Section 10 shall be reduced by any insurance proceeds actually recovered from any WCG Company’s insurance policies in place prior to Closing by or on behalf of such Indemnitee in reduction of the related Loss (provided that nothing contained herein shall obligate any Indemnitee to maintain any such insurance coverage or to pursue any such recovery).

10.6 Claims for Losses Against Exchangeco Stock.

The Providence Indemnified Parties must first satisfy its claims for indemnification from the Exchangeco Stock under the Escrow Agreement to satisfy any claim for indemnification under this Agreement for Losses under this Section 10 before satisfying its claims for indemnification from any other property of any Seller; provided, however, Providence may institute Proceedings in respect of all of its rights and remedies under the Escrow Agreement or against all or any of the Sellers before satisfying its claim for indemnification from the Exchangeco Stock under the Escrow Agreement.

10.7 Earn Out Payment To Escrow for Pending Indemnification Matters.

In addition, notwithstanding the Indemnification Cap as set forth in Section 10.4, upon the determination of the Earn Out, to the extent the amount of any pending claim for indemnification by Providence, together with all resolved and paid claim for indemnification by Providence under this Agreement, exceed the Indemnification Cap, the Earn Out Shares, having a value determined in accordance with Section 2.2.2.3 shall be paid into escrow under the Escrow Agreement and delivered to the Escrow Agent to be held and delivered under the Escrow Agreement in respect of claims for indemnification by Providence, provided the value of the Earn Out Shares determined in accordance with Section 2.2.23) to be delivered to the Escrow Agent under the Escrow Agreement pursuant to this Section 10.7 shall not exceed twenty-five percent (25%) of the Earn Out (as finally determined).

10.8 Purchase Price Adjustment.

Any indemnification payment made under this Section 10 shall be treated by Sellers and Exchangeco as an adjustment to Purchase Price.

10.9 Exclusive Remedy

Except for (i) fraud, intentional misconduct, willful misconduct or bad faith, (ii) specific performance as applicable to any matters for which the remedy of specific performance is available, and (iii) the indemnification provided for in Section 10.1.2, Section 10.2.2 or Section 9.5, the rights of the parties to indemnification under this Section 10 shall constitute the sole and exclusive remedy of the parties for any breach by another party of any provision of this Agreement.

SECTION 11. INTENTIONALLY OMITTED

SECTION 12. OTHER PROVISIONS

12.1 Publicity.

At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, none of the parties hereto shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the Transaction; provided, however, that nothing contained herein shall prevent any party hereto, at any time, from furnishing any required information to any Government Body or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to the Agreement or the transaction contemplated hereby (after consulting with the other parties hereto at least one day prior to furnishing such information or issuing such announcement, press release or public statement) if required by Law or any stock exchange or inter-dealer quotation system on which the securities of a party are traded.

12.2 Fees and Expenses.

Except with respect to indemnification claims which shall be governed by Section 10, Providence shall pay all of the fees and expenses incurred by it (including the fees of its broker), and the Sellers shall pay all of the fees and expenses incurred by the Sellers and the WCG Companies, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the Transaction except for the Additional Payment.

12.3 Notices.

All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one Business Day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five Business Days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to a Seller shall be sent to the Sellers Representative stated on page one of this Agreement. Notices to Providence, Holdco and Exchangeco shall be sent to Providence’s address stated on page one of this Agreement to the attention of Fred Furman, Esquire, General Counsel, with a copy sent simultaneously to Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, Attention: Thomas Dwyer, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.3, provided that any such change of address notice shall not be effective unless and until received.

12.4 Survival.

All representations and warranties made by any party hereto pursuant to the terms of this Agreement or any Ancillary Document (as defined herein) and any rights to indemnification for a breach of a representation or warranty shall survive until the eighteen (18th) month anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties and covenants made by the Sellers and each WCG Company relating to the Carve-outs shall extend for their respective statutes of limitation plus ninety (90) days. All statements of fact contained in this Agreement (and the Schedules and Exhibits hereto) or in any certificate, document or statement (including without limitation the Financial Statements) delivered pursuant hereto or in connection with the consummation of the Transaction, including the Releases (collectively, the “Ancillary Documents”) shall be deemed representations and warranties.

12.5 Interpretation of Representations.

Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty except as set forth in the preamble to Section 3.

12.6 Reliance by Providence.

Notwithstanding the right of Providence to investigate the business, Assets and financial condition of the Sellers and the WCG Companies, and notwithstanding any knowledge obtained or obtainable by Providence as a result of such investigation, Providence has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Sellers and the WCG Companies in this Agreement or pursuant hereto. The Sellers have the unqualified right to rely upon each of the representations and warranties made by Providence pursuant to this Agreement. The representations and warranties are bargained for assurances.

12.7 Entire Understanding.

This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnitee under any of the agreements contemplated by this Agreement.

12.8 Assignment.

This Agreement shall bind, benefit, and be enforceable by and against Providence, Holdco and Exchangeco, the Sellers and each WCG Company and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties except as set forth in Section 12.8.1 and Section 12.8.2 below.

12.8.1 Without the consent of any other party hereto, Providence may assign or otherwise transfer this Agreement (and any other agreements delivered pursuant hereto) (i) to its lender in connection with Providence’s financing of the transactions contemplated hereunder, (ii) to a wholly owned subsidiary of Providence or (iii) to a purchaser of substantially all its assets.

12.8.2 Subject to Section 2.3.5 and subject to the terms of the Escrow Agreement and the registration rights with respect to the Providence Shares to be issued upon the exchange of any Exchangeable Share under Section 2.2.3, a Seller may assign or transfer any of the Exchangeable Shares issued to such Seller or the right to receipt of such Exchangeable Shares, together with the rights and benefits of the Exchange Trust Agreement and the Support Agreement, as follows: (i) upon the written consent of the Providence approving such transfer, which consent may be withheld in its sole discretion or (ii) to a Permitted Transferee. For purposes of this Agreement, the term “Permitted Transferee” shall mean (a) with respect to a Seller that is an individual, any family members of the Seller and any trusts established for the benefit of family members of the Seller, as applicable (family members for purposes of this Agreement shall mean parents, spouse, children, brothers or sisters of such Seller), (b) with respect to a Seller that is a limited liability company or corporation, its members or stockholders, as applicable, in accordance with their equity interests, or (c) any corporation or partnership all of the equity interests of which are held by any of the foregoing Persons.

12.9 Waivers.

Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.10 Severability.

If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

12.11 Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

12.12 Section Headings.

Section and sub-Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.13 References.

All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.14 Controlling Law.

THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.15 Dispute Resolutions

12.15.1 Except for a Dispute in respect of the Actual Working Capital which is to be resolved in accordance with Section 2.2.3.5 and the Earn Out which is to be resolved in accordance with Section 2.2.2.3 and except as provided in Section 10.10 and Section 12.16, in the event any dispute, claim, question or difference (a “Dispute”) arises out of or with respect to this Agreement or its performance, enforcement, breach, termination or validity, the parties shall use their respective reasonable and good faith efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

12.15.2 Except for a Dispute in respect of the Actual Working Capital which is to be resolved in accordance with Section 2.2.3 and the Earn Out which is to be resolved in accordance with Section 2.2.2 and except as provided in Section 10.10 and Section 12.16, if the parties do not reach a resolution to a Dispute pursuant to Section 12.15.1 within a period of thirty (30) days following the first notice of the Dispute by any party to the others, then upon written notice by any party to the others (a “Notice of Arbitration”), the Dispute shall be finally settled by arbitration by arbitration, which shall be conducted in Wilmington, Delaware by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed by or affiliated with any of the parties. If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, any party may apply to the American Arbitration Association to make the appointment. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended.

12.15.3 The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of Law determined under the Laws of the State of Delaware (without regard to its principles of conflicts of laws). The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within 90 days after the appointment of the arbitrator and within 15 days of the conclusion of any hearing or, if none, written submissions.

12.15.4 The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules of the American Arbitration Association or by the arbitrator for submission of evidence or briefs. The parties shall share equally the fees and expenses of the arbitrator, unless the arbitrator otherwise determines to make an award of fees and expenses as part of its decision. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The Parties hereby agree that the award of the arbitrator shall be final and subject to no judicial review.

12.15.5 The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the parties, their counsel and any Person necessary to the conduct of the proceeding, except as may be required by Law or as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

12.16 Jurisdiction and Process.

In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in Wilmington, Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Wilmington, Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.3, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ or lawyers’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

12.17 No Third-Party Beneficiaries.

No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any client, payer, Referral Source, prospect, supplier, employee, contractor, salesman, agent or representative of WCG Company.

12.18 Sellers Representative.

Each of the Sellers hereby appoint I. Ferguson (the “Sellers Representative”) to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers Representative. If the Sellers Representative dies, becomes disabled or resigns as Sellers Representative, the Sellers (or their successors) shall by majority vote (based on the number of Equity Interests sold pursuant to this Agreement) promptly appoint a successor Sellers Representative; provided, that if no successor is appointed within thirty (30) days of the position becoming vacant, then the Sellers Representative shall be chosen by lot from the names of each Sellers (or their successors). A similar procedure shall be used should a successor Sellers Representative die, become disabled or resign.

Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints the Sellers Representative as the agent, proxy and attorney in fact for such Seller for all purposes of this Agreement (including the full power and authority on such Shareholder’s behalf, (i) to consummate the Transactions, (ii) to pay or to withhold funds to pay expenses incurred by the Sellers in respect of the Transaction (whether incurred on or after the date hereof), (iii) to disburse any funds received hereunder to the Sellers, (iv) to execute and deliver on behalf of each Seller any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of each Seller in connection herewith, and (vii) to do each and every act and exercise any and all rights which each Seller collectively are permitted or required to do or exercise under this Agreement, including receiving notice for the Sellers and taking all action with respect to the Escrow Agreement. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Sellers Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

12.19 Applicable Privacy Laws.

12.19.1 Definitions. For the purposes of this Section 12.19:

12.19.1.1 “Applicable Privacy Laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection Act (British Columbia).

12.19.1.2 “Personal Information” means information about an identifiable individual, but does not include an individual’s name or business contact information.

12.19.2 Compliance with Applicable Privacy Laws.

12.19.2.1 Each WCG Company and each Seller acknowledges and confirms that it has complied at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to Providence pursuant to or in connection with this Agreement (the “Disclosed Personal Information”). Each WCG Company and each Seller hereby covenants and agrees to advise Providence of all purposes for which Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates and all additional purposes where they have notified the individual of such additional purpose, and or disclosure, unless such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual provided however that in such case the Sellers’ Representative shall have advised Providence of the legislative provisions on which they are relying.

12.19.2.2 Prior to Closing, none of the parties shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of this Transaction.

12.19.2.3 Each of the parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Transaction, and that the disclosure of Personal Information relates solely to the carrying on of the Business, or the completion of the Transaction.

12.19.2.4 Providence shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with Providence’s obligations hereunder. Providence shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or service providers of Providence who have a bona fide need to access to such information in order to fulfill their obligations in the course of their employment.

12.19.2.5 Providence undertakes, after Closing, to utilize the Personal Information only for those purposes for which the Personal Information was initially collected from or in respect of individuals.

12.19.2.6 In the event Closing does not occur, upon the request of the Sellers’ Representative, Providence shall forthwith cease all use of the Personal Information acquired by Providence in connection with this Agreement and will return to the Sellers’ Representative or, at the Sellers’ Representative’s request, destroy the Disclosed Personal Information.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker
Title:	Chief Executive Officer

0798576 B.C. LTD

By:	/s/ Michael Deitch
Name:	Michael Deitch
Title:	Secretary

PSC OF CANADA EXCHANGE CORP.

By:	/s/ Michael N. Deitch
Name:	Michael N. Deitch
Title:	Secretary

WCG INTERNATIONAL CONSULTANTS LTD.

By:	/s/ Ian Ferguson
Name:	Ian Ferguson
Title:	President & CEO

WALRUS HOLDINGS LTD.

By:	/s/ Darlene Bailey
Name:	Darlene Bailey
Title:	President

JENCO ENTERPRISES LTD.

By:	/s/ Ian Ferguson
Name:	Ian Ferguson
Title:	President & CEO

/s/ Ian Ferguson
IAN FERGUSON

/s/ Elizabeth Ferguson
ELIZABETH FERGUSON

/s/ James Rae
JAMES RAE

/s/ Robert Skene
ROBERT SKENE

/s/ Darlene Bailey
DARLENE BAILEY

/s/ John Parker
JOHN PARKER

/s/ Ian Ferguson
IAN FERGUSON, as Sellers Representative

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

The following sets forth a list of omitted exhibits and schedules. The Providence Service Corporation agrees to furnish supplementally a copy of such exhibits and/or schedules to the Securities and Exchange Commission upon request.

Exhibits

Exhibit 2.2.2.5(a)- Form of Support Agreement

Exhibit 2.2.2.5(b)- Form of Exchange Trust Agreement

Exhibit 2.2.2.5(c)- Form of Escrow Agreement

Exhibit 8.1.14- Form of Release

Schedules

Schedule 1.11- WCG Budget

Schedule 2.2.2- Purchase Price

Schedule 2.2.3- Estimated Working Capital

Schedule 2.2.2.3- Guidelines Relating to the Conduct of the Business of the WCG Companies during the Earn Out Period (“Guidelines”)

Schedule 3.1- Organization

Schedule 3.1.1- WCG Company Interests

Schedule 3.1.2- WCG Company Legal Identification

Schedule 3.1.4- Inactive WCG Subsidiaries

Schedule 3.3- Non-Contraventions

Schedule 3.3.7- Consents

Schedule 3.4.1-WCG Capital Stock and Ownership

Schedule 3.4.4- Outstanding Equity Interests of WCG

Schedule 3.4.5- Reacquisition of WCG Securities

Schedule 3.5.1- Books and Records

Schedule 3.5.3- List of Accounts

Schedule 3.6.1- Compliance with Laws

Schedule 3.6.2- Permits

Schedule 3.7.2- Financial Statements

Schedule 3.8.1- Assets

Schedule 3.8.2- Assets Leased or Licensed to each WCG Company

Schedule 3.8.3- Permitted Encumbrances

Schedule 3.9.1- Obligations

Schedule 3.10- Operations Since the Unaudited Balance Sheet Date

Schedule 3.12- Tangible Property

Schedule 3.13.1- Owned Real Property

Schedule 3.13.2- Leased Real Property

Schedule 3.14.1- Intangibles

Schedule 3.14.2- Ownership and Use of WCG Intangibles

Schedule 3.14.3- Encumbrance or Judgment on WCG Intangibles

Schedule 3.14.4- Integrity of WCG Intangibles

Schedule 3.14.6- Domain Names

Schedule 3.15- Contracts

Schedule 3.15.6- Outstanding WCG Proposals

Schedule 3.16.1- Employees

Schedule 3.16.2- Independent Contractors

Schedule 3.16.3- Right to Terminate Employment or Consulting Contracts

Schedule 3.16.6- Labor Problems

Schedule 3.16.8- Assignment of Inventions

Schedule 3.16.9- Employee Termination Notices

Schedule 3.16.10- Labour Violations

Schedule 3.16.12- Deferred Employee Payments

Schedule 3.17- Employee Benefit Plans

Schedule 3.18- Clients, Payers and Suppliers

Schedule 3.19.1- Withholding and Payment of Taxes

Schedule 3.19.3- Tax Returns

Schedule 3.20- Proceedings and Judgments (since October 1, 2000)

Schedule 3.21- Insurance

Schedule 3.22- Environmental Matters

Schedule 3.24.1- Third Party Payers

Schedule 3.24.3- Third Party Cost Reports

Schedule 3.25.2- Referral Relationships

Schedule 3.26- Related Party Transactions

Schedule 3.27- Brokerage Fees

Schedule 3.29- Internal Controls